Exhibit 10.6

Execution Copy

LOAN AND SECURITY AGREEMENT

Dated as of February 22, 2008

$350,000,000

among

BOISE CASCADE, L.L.C.,

a Delaware limited liability company,

BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C.,

a Delaware limited liability company,

and

BOISE BUILDING SOLUTIONS MANUFACTURING, L.L.C.,

a Delaware limited liability company,

as Borrowers,

CERTAIN SUBSIDIARIES OF BORROWERS,

as Guarantors,

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Agent for Lenders

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

i

5.3.	[Reserved]	46

5.4.	Payment of Other Obligations	46

5.5.	Marshaling; Payments Set Aside	46

5.6.	Post-Default Allocation of Payments	46

5.7.	Application of Payments	47

5.8.	Loan Account; Account Stated	47

5.9.	Taxes	47

5.10.	Foreign Lenders	48

5.11.	Nature and Extent of Each Borrower’s Liability	49

SECTION 6	CONDITIONS PRECEDENT	51

6.1.	Conditions Precedent to Initial Loans	51

6.2.	Conditions Precedent to All Credit Extensions	53

6.3.	Limited Waiver of Conditions Precedent	54

SECTION 7	COLLATERAL	54

7.1.	Grant of Security Interest	54

7.2.	Lien on Deposit Accounts; Cash Collateral	55

7.3.	[Reserved].	55

7.4.	Other Collateral	55

7.5.	No Assumption of Liability	56

7.6.	Filing Authorization	56

7.7.	Further Assurances	56

7.8.	No Further Actions	56

7.9.	Cooperation	56

SECTION 8	COLLATERAL ADMINISTRATION	57

8.1.	Borrowing Base Certificates	57

8.2.	Administration of Accounts	57

8.3.	Administration of Inventory	58

8.4.	Administration of Equipment	58

8.5.	Administration of Deposit Accounts	59

8.6.	General Provisions	59

8.7.	Power of Attorney	61

SECTION 9	REPRESENTATIONS AND WARRANTIES	61

9.1.	General Representations and Warranties	61

9.2.	Complete Disclosure	67

SECTION 10	COVENANTS AND CONTINUING AGREEMENTS	67

10.1.	Affirmative Covenants	67

10.2.	Negative Covenants	72

10.3.	Financial Covenants	78

SECTION 11	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	78

11.1.	Events of Default	78

11.2.	Remedies upon Default	80

11.3.	License	80

11.4.	Setoff	81

11.5.	Remedies Cumulative; No Waiver	81

SECTION 12	AGENT	81

12.1.	Appointment, Authority and Duties of Agent	81

12.2.	Agreements Regarding Collateral and Field Examination Reports	82

12.3.	Reliance By Agent	83

12.4.	Action Upon Default	83

12.5.	Ratable Sharing	84

12.6.	Indemnification of Agent Indemnitees	84

12.7.	Limitation on Responsibilities of Agent	84

12.8.	Successor Agent and Co-Agents	84

12.9.	Due Diligence and Non-Reliance	85

12.10.	Replacement of Certain Lenders	85

12.11.	Remittance of Payments and Collections	86

12.12.	Agent in its Individual Capacity	86

12.13.	Agent Titles	86

12.14.	No Third Party Beneficiaries	86

SECTION 13	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	87

13.1.	Successors and Assigns	87

13.2.	Participations	87

13.3.	Assignments	87

SECTION 14	MISCELLANEOUS	88

14.1.	Consents, Amendments and Waivers	88

14.2.	Indemnity	89

14.3.	Notices and Communications	89

14.4.	Performance of Obligors’ Obligations	89

14.5.	Credit Inquiries	90

14.6.	Severability	90

14.7.	Cumulative Effect; Conflict of Terms	90

14.8.	Counterparts	90

14.9.	Entire Agreement	90

14.10.	Relationship with Lenders	90

14.11.	No Advisory or Fiduciary Responsibility	90

14.12.	Confidentiality	91

14.13.	Certifications Regarding Indenture	91

14.14.	GOVERNING LAW	92

14.15.	Consent to Forum; Arbitration	92

14.16.	Waivers by Obligors	93

14.17.	Patriot Act Notice	93

SECTION 15	GUARANTY	93

15.1.	Guaranty; Limitation of Liability	93

15.2.	Guaranty Absolute	94

15.3.	Waivers and Acknowledgments	96

15.4.	Subrogation	96

15.5.	Subordination	97

15.6.	Continuing Guaranty; Assignments	98

15.7	Limitations on Guarantors	98

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice

Schedule 1.1	Commitments of Lenders
Schedule 1.2	Pre-Closing Financial Information
Schedule 1.3	Material Contracts
Schedule 1.4	Pledged Foreign Subsidiaries
Schedule 7.8	Foreign Intellectual Property Filings
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Collateral Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.12	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.15	Environmental Matters
Schedule 9.1.16	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.19	Pension Plans
Schedule 9.1.21	Labor Contracts
Schedule 9.1.9.	Surety Obligations
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.8	Restrictions on Payment of Certain Debt - from Paper Group Sale
Schedule 10.2.17	Existing Affiliate Transactions

v

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of February 22, 2008, among BOISE CASCADE, L.L.C., a Delaware limited liability company (“Boise Cascade”), BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C., a Delaware limited liability company (“Boise Distribution”) and BOISE BUILDING SOLUTIONS MANUFACTURING, L.L.C., a Delaware limited liability company (“Boise Manufacturing”, and together with Boise Cascade and Boise Distribution, collectively, “Borrowers”), BOISE BUILDING SOLUTIONS MANUFACTURING HOLDINGS CORP., a Delaware corporation (“Boise Manufacturing Holding”), BC CHILE INVESTMENT CORPORATION, a Delaware corporation (“BC Chile Investment”), and BC BRAZIL INVESTMENT CORPORATION, a Delaware corporation (“BC Brazil Investment”, and together with Boise Manufacturing Holding and BC Chile Investment], collectively, “Initial Guarantors”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”) and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (in such capacity, “Agent”).

RECITALS:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise to make Loans to the Borrowers to, among other things, refinance the Existing Credit Agreement and existing securitization facility.  Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1	DEFINITIONS; RULES OF CONSTRUCTION

1.1.	Definitions. As used herein, the following terms have the meanings set forth below:

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Adjusted Net Income: determined on a consolidated basis in accordance with GAAP for any fiscal period of Boise Cascade and Subsidiaries, net income (or loss), excluding (a) any gain (or loss) arising from the sale of capital assets if either (i) such sale was not a sale made in the Ordinary Course of Business or (ii) the gain (or loss) from such sale is greater than $1,500,000; (b) income of any entity (other than a Subsidiary) in which a Borrower has an ownership interest unless such income has actually been received by a Borrower in the form of cash Distributions; (c) income of any Subsidiary accrued prior to the date it became a Subsidiary; (d) income of any Person, substantially all the assets of which have been acquired by a Borrower, realized by such Person prior to the date of acquisition; (e) income of any Person with which a Borrower has merged, consolidated or otherwise combined, prior to the date of such transaction; (f) any unrealized Statement of Financial Accounting Standards No. 133 non-cash gain or loss in respect of any Hedging Agreement; (g) any non-cash gains or losses attributable to the early extinguishment of debt; (h) non-recurring non-cash gains or losses; (i) any non-cash goodwill impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142; and (j) any non-cash compensation charge or expense, including any such charge or expense arising from grants of stock options or restricted stock or other equity-incentive programs for the benefit of officers, directors and employees of Parent, the Borrowers or any Subsidiary.

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.  For the avoidance of doubt, the Paper Group and its Subsidiaries are not Affiliates of Boise Cascade and its Subsidiaries.

Agent: as defined in the preamble of this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.11.3.

Amortization Equipment Amount:  The product of (a) 85% of the Value of Eligible Equipment on the PP&E Inclusion Date, times (b) 1/60.

Amortization Mortgage Property Amount:  The product of (a) 65% of the Appraisal Value of Mortgaged Property on the PP&E Inclusion Date, times (b) 1/96.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations, orders and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities having jurisdiction over such Person.

Applicable Margin: with respect to any Type of Loan and the Unused Fee, the margins set forth below, as determined by Average Availability for the most recently ended Fiscal Quarter:

Level	Average Availability	Base Rate Loans	LIBOR Revolver Loans and Letters of Credit Fees	Unused Line Fee
I	≤ $75,000,000	1.00%	2.50%	0.375%
II	> $75,000,000 but ≤ $175,000,000	0.75%	2.25%	0.425%
III	> $175,000,000	0.50%	2.00%	0.50%

Until May 31, 2008, margins shall be determined as if Level III were applicable.  Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the most recently ended Fiscal Quarter and determination by Agent of Average Availability for such Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt.  If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.

Appraisal Value: the fair market value determined from the appraisals of Real Estate required as part of the PP&E Inclusion Conditions in Section 2.2.

Appraised Inventory: an appraisal of inventory conducted for the benefit of the Lenders at the Agent’s request and otherwise reasonably satisfactory to the Agent.

Approved Foreign Jurisdiction: (a) the United Kingdom and (b) each other foreign jurisdiction approved by the Agent so long as the Accounts owing from Account Debtors organized in or having their principal office or assets located in such other foreign jurisdiction shall be subject to a letter of credit, bond, insurance or other credit support acceptable to the Agent.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Availability: (i) the Borrowing Base, plus (ii) unrestricted cash deposited or held in a depositary account subject to a Deposit Control Agreement and first priority Lien in favor of Agent, minus (iii) the principal balance of all Revolver Loans.

Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the Dilution Reserve; (f) all accrued Royalties, whether or not then due and payable by a Borrower; (g) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default, if any, arising therefrom); and (h) such additional reserves, in such amounts and with respect to such matters (including, without limitation, with respect to unpaid liabilities owing by Borrowers to vendors with respect to purchases of logs and timber and Collateral subject to a Licensor’s Intellectual Property rights with respect to which the Borrowers have not obtained a Lien Waiver), as Agent in its Credit Judgment may elect to impose from time to time.

Availability Threshold: (a) at any time other than during the PP&E Inclusion Period, the greater of (i) $30,000,000 or (ii) 10% of the Revolving Credit Facility, and (b) at any time during the PP&E Inclusion Period, the greater of (i) $30,000,000, (ii) 10% of the Revolving Credit Facility or (iii) 75% of the PP&E Formula Amount.

Average Availability: with respect to any period of time, the average daily Availability during such period of time.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, branches, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or Subsidiary by any Lender or any of its Affiliates in reliance on such Lender’s agreement to indemnify such Affiliate: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by any Borrower or Subsidiary, other than Letters of Credit.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: the rate of interest announced by Bank of America from time to time as its prime rate.  Such rate is a rate set by Bank of America based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Boise Cascade: Boise Cascade, L.L.C., a Delaware limited liability company.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrowers: as defined in the preamble of this Agreement.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve; or (b) the sum of (i) the Accounts Formula Amount, plus (ii) the Inventory Formula Amount, plus (iii) during the PP&E Inclusion Period, the PP&E Formula Amount minus (iv) the Availability Reserve.

Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify calculation of the Borrowing Base.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: all liabilities incurred, expenditures made or payments due (whether or not made) by a Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases, in each case calculated in accordance with GAAP; provided that Capital Expenditures shall not include (a) the purchase price paid in connection with a Permitted

Acquisition, (b) the non-cash consideration transferred or disposed of in connection with capital expenditures made with Permitted Operating Asset Swaps, (c) any additions to property, plant and equipment and other capital expenditures made with (i) the proceeds of any issued Equity to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (iii) the proceeds or consideration received from any sale, trade in or other disposition of Equipment or Real Estate prior to the PP&E Inclusion Date or after the termination of the PP&E Inclusion Period, to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, or (d) any expenditures which are contractually required to be, and have been, reimbursed to the Obligors in cash by a third party (including landlords) during such period of calculation.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations.  “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000.

Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: an event or series of events by which:

(a)                                  at any time prior to an IPO, the failure by Principal Holder to own and control, directly or indirectly, beneficially and of record, Equity Interests of Boise Cascade representing at least a majority of the aggregate ordinary voting power and issued and outstanding Equity Interests and aggregate equity value represented by the issued and outstanding Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Boise Cascade on a fully-diluted basis; or

(b)                                 at any time after any IPO, any Person or two or more Persons (other than the Principal Holder) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Boise Cascade, or control, directly or indirectly, over the Equity Interests of Boise Cascade entitled to vote for members of the board of directors or equivalent governing body of Boise Cascade on a fully-diluted basis (and taking into account all such Equity Interests that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests; or

(c)                                  a “change of control” or any comparable term under, and as defined in, the Indenture shall have occurred; or

(d)                                 Boise Cascade shall cease at any time to own and control, directly or indirectly, beneficially and of record, 100% of the Equity Interests each of the other Borrowers (except as a result of a transaction permitted by Section 10.2.9).

Chattel Paper: as defined in Section 1.3.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Closing Date Material Adverse Effect: a change, occurrence or development having occurred or become known to Agent since September 30, 2007, that could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) of Borrowers and Subsidiaries, taken as a whole, except any adverse effect related to or resulting from (a) general business or economic conditions affecting the industry in which the Borrowers or any Subsidiaries operate (including, without limitation, the commercial and residential real estate industries), (b) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless any of the foregoing actions cause material physical harm to any of the assets or properties of any Borrower or any Material Subsidiaries, (c) financial, banking, capital or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP or, solely as a result of changes in GAAP, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (f) the taking of any action contemplated by the Purchase and Sale Agreement or the announcement of the Purchase and Sale Agreement or the transactions contemplated thereby, unless such action results in a material change of the amount, form or timing of the proceeds payable to Borrowers pursuant to that which is otherwise set forth on page 4 of the December 12, 2007 Boise Management Presentation, (except in the case of each of the immediately preceding clause (a), (b), (c), (d) and (e), any such adverse effect which has a materially disproportionate effect on the Borrowers and the Subsidiaries, taken as a whole, relative to the effect on other companies operating in the same industry).

Code: the Internal Revenue Code of 1986, as amended.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Commercial Tort Claim: as defined in Section 1.3.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Section 10.3 and calculate the applicable Level for the Applicable Margin.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Contribution Agreement: the Contribution Agreement, dated as of February 22, 2008, between Boise Cascade and Boise Paper Holdings, L.L.C., a Delaware limited liability company.

Controlled Deposit Account:  (a) any Deposit Account of an Obligor in existence on the Closing Date and identified on Schedule 8.5 as a “Controlled Deposit Account” and (b)(i) any Deposit Account

opened by an Obligor following the Closing Date that at any time has a balance in excess of $250,000 or (ii) any two or more Deposit Accounts opened by the Obligors following the Closing Date that at any time have an aggregate balance in excess of $500,000 (provided that in no event shall any Deposit Account used solely for the purpose of making tax, payroll, or employee benefit payments be a “Controlled Deposit Account”).

Controlled Securities Account:  any Securities Account of an Obligor that at any time has a balance in excess of $250,000 or (ii) any two or more Securities Accounts that at any time have an aggregate balance in excess of $500,000, in each case other than any Securities Account to the extent it holds only the cash and Cash Equivalents described in Section 6.1(o)(iii) or cash collateral posted on the Closing Date with US Bank in connection with letters of credit in existence on the Closing Date.

Copyrights: (a) all copyrights arising under the laws of the United States, any other country, or union of countries, or any political subdivision of any of the foregoing, whether registered or unregistered and whether published or unpublished (including those listed on Schedule 9.1.12 hereto), all registrations and recordings thereof, and all applications in connection therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office or any similar office in a foreign jurisdiction, and (b) all other rights of any kind whatsoever accruing thereunder or pertaining thereto including rights to receivables and royalties from the exploitation thereof; provided, however, that Copyrights does not include the Excluded Copyrights.

Copyright Security Agreement: each copyright security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in its Copyrights, as security for the Obligations.

Credit Judgment: Agent’s reasonable credit judgment based upon its consideration of any factor that it believes (a) could adversely affect the quantity, quality, mix or value of the Collateral (including any Applicable Law that may inhibit collection of Accounts), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) results in or could reasonably be expected to result in a Default or Event of Default.  In exercising such judgment, Agent may consider any factors that could reasonably be expected to increase the credit risk of lending to Borrowers on the security of the Collateral.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations where the primary obligation associated therewith would otherwise constitute debt under this definition; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of any Obligor, the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

Deposit Account: as defined in Section 1.3.

Deposit Account Control Agreements: the deposit account control agreements, in form and substance reasonably acceptable to Agent, to be executed by each institution maintaining a Controlled Deposit Account for an Obligor, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Dilution Percent: the percent, determined for Borrowers’ most recent twelve calendar months, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

Dilution Reserve:  A percentage of the value of Eligible Accounts, which percentage shall be the Dilution Percent minus 5% (but in any event not less than 0%).

Distribution: (a) any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest or (b) any payment of management or similar fees to any holder of Equity Interests of Boise Cascade or any Affiliate of such holder of Equity Interests.

Document: as defined in Section 1.3.

Dollars: lawful money of the United States.

Domestic Subsidiary: any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes and into which funds from Controlled Deposit Accounts shall be swept following delivery by Agent of a Notice of Exclusive Control.

EBITDA: determined on a consolidated basis in accordance with GAAP for any fiscal period of Boise Cascade and Subsidiaries, the sum of (a) Adjusted Net Income, plus (b) to the extent deducted in the calculation of Adjusted Net Income:

(i)            all income tax expense of Boise Cascade and Subsidiaries, on a consolidated basis;

(ii)           all interest expense of Boise Cascade and Subsidiaries, on a consolidated basis;

(iii)          depreciation, depletion and amortization expense of Boise Cascade and its Subsidiaries, on a consolidated basis (in each case excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(iv)          any management fees paid to Principal Holder in such period, not to exceed $1,000,000 for any consecutive four-quarter period;

(v)           any non-recurring costs and expenses incurred in connection with the Paper Group Disposition, including non-recurring costs and expenses incurred in connection with the Revolver Facility and severance costs incurred within twelve months of the Closing Date, in an aggregate amount for all periods not to exceed $10,000,000;

(vi)          any non-recurring costs and expenses related to any public or private offering of Equity Interests of Parent or the Borrower to the extent that cash proceeds of such offering exceed the costs and expenses of such offering; and

(vii)         payments or charges in resulting from the delivery of Equity Interests of Boise, Inc. to satisfy obligations of Boise Cascade under the Contingent Value Rights Agreement entered into by Boise Cascade on the Closing Date (as in effect on the Closing Date);

in each case for such period.  Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, amortization and depletion and non-cash charges of, a Subsidiary shall be added to Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Subsidiary was included in calculating Net Income for any purpose and, with respect to a Subsidiary that is not an Obligor, only if a corresponding amount would be permitted at the date of determination to be dividended to an Obligor by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

Solely for purposes of calculating the Fixed Charge Coverage Ratio, if during any period (each, a “Reference Period”) (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrowers or any Subsidiary shall have made a Material Disposition or Material Acquisition, their EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period; provided that such pro forma calculations shall give effect to operating expense reductions and other cost savings only to the extent that such reductions and savings would be permitted to be reflected in a pro forma financial statement prepared in compliance with Regulation S-X.  As used in this definition, “Material Acquisition” means any Permitted Acquisition or series of related Permitted Acquisitions that involves consideration (including any non-cash consideration) with a fair market value in excess of $20,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property or assets (including the Equity Interests of a Subsidiary) that involves consideration (including any non-cash consideration) with a fair market value in excess of $20,000,000.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Credit Judgment, to be an Eligible Account; provided that (x) if Availability immediately after giving effect thereto is not less than the Restricted Payment Availability Threshold, the Agent shall not establish any criteria for excluding Accounts from Eligible Accounts other than those set forth below unless the Agent shall have given Boise Cascade at least five Business Days’ prior notice of the Agent’s intention to establish such criteria including an explanation as to the reasons that the Agent has determined in its Credit Judgment that such criteria are appropriate, and (y) if Availability immediately after giving effect thereto is less than the Restricted Payment Availability Threshold, the Agent shall endeavor to give Boise Cascade at least five Business Days’ prior notice of the Agent’s intention to establish any criteria for excluding Accounts from Eligible Accounts other than those set forth below but the Agent shall have no obligation to deliver any such notice if the Agent determines in its Credit Judgment that it is necessary or appropriate to establish such criteria without delay; and provided, further, that in no event shall the Agent have any liability to any Obligors or otherwise for failure to deliver any notice described above.  Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with all Accounts owing by the Account Debtor, it exceeds (i) 10% of the aggregate Eligible Accounts (not generated by Home Depot or Lowe’s) or (ii) 20% of the aggregate Eligible Accounts generated by Home Depot or Lowe’s or, (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) to the knowledge of a Borrower, an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; (g) the Account Debtor is organized or has its principal offices or assets outside the United States, Canada, or an Approved Foreign Jurisdiction (provided the aggregate amount of Accounts owing from Account Debtors organized or having their principal office or assets in Approved Foreign Jurisdictions shall not exceed 5% of the Eligible Accounts at any time) except to the extent that such Account is secured or payable by a letter of credit in form and substance satisfactory to the Agent; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than Permitted Liens that (i) are junior in priority to the Agent’s Liens or subject to Availability Reserves as required by Agent and (ii) do not impair the ability of Agent to realize on or obtain the full benefit of the Collateral); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis; (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; (p) it arises from a retail sale to a Person who is purchasing for personal, family or household purposes; or (q) it is owing by an Account Debtor which is located in a jurisdiction where Borrowers are required to qualify to transact business or to file reports, unless the applicable Borrower has so qualified or filed, except to the extent the failure to so qualify could not reasonably be expected to have a material adverse effect on the collectibility of such Account by Borrowers or Agent.  In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5,000,000,000, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) when any Event of Default has occurred and is continuing, any Person acceptable to Agent in its discretion

Eligible Equipment: means all Equipment owned by a Borrower that Agent, in its Credit Judgment, deems to be Eligible Equipment.  Without limiting the foregoing, no Equipment shall constitute Eligible Equipment if it (a) is not owned by a Borrower; (b) does not conform with the covenants and representations herein; (c) is not subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Permitted Liens that (i) are junior in priority to the Agent’s Liens or subject to Availability Reserves as required by Agent and (ii) do not impair the ability of the Agent to realize on or obtain the full benefit of the Collateral); (d) is not in good repair and normal operating conditions or which has not been maintained in accordance with an appropriate maintenance program of a Borrower, including annual and preventative maintenance and rebuilds; (e) is obsolete; or (f) is located on leased premises, unless the lessor has delivered a Lien Waiver or is subject to a Rent and Charges Reserve.

Eligible In-Transit Inventory: Inventory owned by a Borrower or payment for which is backed by documentary Letters of Credit issued to support Borrowers’ purchase of such Inventory, that would be Eligible Inventory if it were not subject to a Document and in transit from a domestic or foreign location to a location of Obligor within the United States (excluding all Inventory that is in transit between Borrowers), and that Agent, in its Credit Judgment, deems to be Eligible In-Transit Inventory.  Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is insured in a manner satisfactory to Agent; (b) has been identified to the applicable sales contract and title has passed to a Borrower; (c) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (d) is subject to purchase orders and other sale documentation satisfactory to Agent; (e) is shipped by a common carrier that is not affiliated with the vendor; and (f) in the case of Inventory in transit from a foreign location, (A) shall be subject a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve and (B) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

Eligible Inventory: Inventory owned by a Borrower or payment for which is backed by documentary Letters of Credit issued to support Borrowers’ purchase of such Inventory that Agent, in its Credit Judgment, deems to be Eligible Inventory.  Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods, raw materials or work-in-process, and not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-  moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (other than Permitted Liens, provided that such Liens (i) are junior in priority to the Agent’s Liens or subject to Availability Reserves as required by Agent and (ii) do not impair the ability of the Agent to realize on or obtain the full benefit of the Collateral); (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts in any material respect such Borrower’s or Agent’s right to dispose of such Inventory; and (k) is not (i) located on leased premises unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder, reload center or other Person or (ii) consigned to any Person, unless with respect to clauses (j) and to this clause (k)(ii), the Inventory constitutes either Eligible Offsite Inventory or Eligible In-Transit Inventory.

Eligible Offsite Inventory: any Inventory that would otherwise constitute Eligible Inventory hereunder except for the fact that such Inventory is located offsite at warehousemen, processors, repairmen, mechanics, reload centers or consignees in the Ordinary Course of Business, provided the Agent has received acceptable documentation of the amount and nature of such Inventory, a Lien Waiver or an Availability Reserve reasonably satisfactory to Agent, is satisfied that acceptable inventory controls exists at such locations, and all necessary UCC filings, notices, and other actions have been taken to maintain the perfection and priority of the Agent’s Lien on such Inventory.

Eligible Swap Assets: in the case of a Permitted Operating Asset Swap, assets constituting warehousing or distribution facilities (including any related equipment and interests in real property associated therewith).

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Agreement: each agreement of Borrowers with respect to any Real Estate subject to a Mortgage, pursuant to which Borrowers agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies having the force and effect of law), relating to protection of public health from environmental hazards (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any similar Environmental Law.

Equipment: as defined in Section 1.3.

Equipment Security Agreement: the security agreement pursuant to which a Borrower grants a Lien to the Agent, for the benefit of Secured Parties, on such Borrower’s current and future owned Equipment as security for the Obligations.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure by any Obligor or ERISA Affiliate to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.

Excluded Assets: (a) any lease, license, contract, property right or agreement to which any Obligor is a party or any of such Obligor’s rights or interests thereunder if and only for so long as the grant of a security interest therein under any Loan Document shall constitute or result in a breach, termination or default or invalidity under such lease, license, contract, property right, or agreement or would violate any law, rule, or regulation applicable to or governing such lease, license, contract, property right, or agreement (other than to the extent that any such term, law, or regulation would be rendered ineffective pursuant to Sections 9-406,
9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law); provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the   Security Documents, immediately and automatically, at such time as such consequences shall no longer exist; (b) any interests in real property that constitutes a leasehold of any Obligor; (c) any intellectual property if and to the extent a grant of a security interest therein will result in the loss, voiding, abandonment, cancellation or termination of any right, title or interest in or to such intellectual property; provided, however, that such intellectual property shall be an Excluded Asset only to the extent and for so long as the circumstances specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such circumstances shall no longer exist; (d) the Excluded Copyrights; and (e) any vehicles (whether powered or unpowered) subject to certificate of title statutes.  Notwithstanding the foregoing, Excluded Assets shall not affect and shall not exclude the Agent’s security interest in any proceeds of any Excluded Assets.

Excluded Copyrights: the copyright registrations owned by Boise Cascade, L.L.C. as of the date hereof that are set forth on Schedule 9.1.12(c).

Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above; and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax.

Existing Credit Agreement:  the Third Amended and Restated Credit Agreement dated as of May 3, 2007 by and among the Parent, Boise Cascade, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or modified prior to the date hereof.

Extraordinary Expenses: all costs, expenses or advances (which are documented to the extent they are out of pocket) that Agent may incur during Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Fee Letter: the fee letter agreement between Agent and Borrower Agent dated January 18, 2008.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for the Borrowers and their Subsidiaries as of the last day of the most recent month then ended, of (a) EBITDA for the Rolling Period ending on such date minus Capital Expenditures (except those financed with Borrowed Money (other than Revolver Loans)) for the Rolling Period ending on such date, to (b) Fixed Charges for the Rolling Period ending on such date.  For purposes of calculating the Fixed Charge Coverage Ratio, EBITDA, Capital Expenditures, and Fixed Charges for periods prior to the Closing Date shall be deemed to be the amounts set forth on Schedule 1.2.

Fixed Charges: the sum of cash interest expense (net of payments received in respect of interest rate Hedging Agreements and interest income for such period), principal payments made on Borrowed Money (including the Amortization Equipment Amount and Amortization Mortgage Property Amount but otherwise excluding payments on other Revolver Loans and excluding any principal payments made with the proceeds of, and concurrently with or promptly following the incurrence of, new Debt permitted to be incurred under this Agreement), cash payments in respect of taxes, and Distributions (excluding Distributions made by any Borrower or any Subsidiary to any other Borrower or Subsidiary and any Distributions of the type described in clauses (iii) and (iv) of Section 10.2.4).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

Forest Products: Forest Products Holdings, L.L.C., a Delaware limited liability company.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) Cash Collateralization (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral) of all LC Obligations; (c) adequate provision (as determined by Agent in its discretion, reasonably exercised) having been made for the repayment of all contingent or inchoate Obligations related to the provisional application of collections to the Loan Account, including the amount of any automated clearinghouse transfers and the full face amount of any check or other instrument that may be dishonored or returned or that remain unpaid for any reason, plus any bank charges and all other reasonable costs that may be incurred by Agent or any Lender or that may otherwise arise as a result of any such dishonor or return; and (d) adequate provision (as determined by the Agent in its discretion, reasonably exercised) having been made for any claims against any Indemnitee that have been asserted or threatened or that can otherwise reasonably be identified by

Agent based on the then-known facts and circumstances.  No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

General Intangibles: as defined in Section 1.3.

Goods: as defined in Section 1.3.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, province, territory, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guaranteed Obligations:  as defined in Section 15.1.1.

Guarantor Payment: as defined in Section 5.11.3.

Guarantor: each Initial Guarantor and each other Person who guarantees payment or performance of any Obligations from time to time.

Guaranty: collectively, the Guaranty made by the Initial Guarantors hereunder, together with each other guaranty and guaranty supplement delivered pursuant to Section 10.1.9.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Home Depot: Home Depot Inc., a Delaware corporation and its Affiliates.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Indenture: that certain Indenture dated as of October 29, 2004 between Boise Cascade, Boise Cascade Finance Corporation, certain guarantors party thereto and U.S. Bank National Association.

Initial Guarantors: as defined in the preamble to this Agreement.

Initial Guaranty: as defined in Section 15.1.1.

Insolvency Proceeding: any case, filing or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, trustee, liquidator, administrator, monitor, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Insurance Assignment: each collateral assignment of insurance pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s rights under property insurance covering the Collateral (and Equipment and Real Estate included in PP&E during the PP&E Inclusion Period) and business interruption insurance.  In addition, Agent, for itself and on behalf of the Lenders, shall be named as additional insured on all liability policies of Obligors other than D&O, fiduciary, special crime, and workers’ compensation policies.

Instrument: as defined in Section 1.3.

Intellectual Property: all right, title and interest in, to and under its current and future Copyrights, Patents, Trade Secrets, and Trademarks including, without limitation all, intellectual rights and similar Property of a Person, including inventions, designs, internet domain names, Patents, registered Copyrights, registered Trademarks, material unregistered Trademarks, service marks, trade names, trade secrets, confidential or any other proprietary information of any kind or nature, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, and registrations and franchises; and all books and records relating to the foregoing, in any format or media, and including without limitation all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits or settlements), the right to sue for past, present and future infringements or dilution of any of the foregoing or for any injury to goodwill, all rights corresponding thereto throughout the world and all re-issues, divisions, continuations, renewals,   extensions and continuations-in-part thereof; provided, however, that Intellectual Property does not include the Excluded Copyrights.

Intellectual Property Claim: any claim or assertion (in writing or by suit filed against a Borrower or a Subsidiary) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercompany Obligations: as defined in Section 15.5.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in Section 1.3.

Inventory Formula Amount: (a) the lesser of (i) 85% of the NOLV Percentage of the Value of Appraised Inventory or (ii) 70% of the Value of Eligible Inventory, provided, however, that there will be excluded from the calculation of Inventory Formula Amount under (i) or (ii) above the Value of Eligible Offsite Inventory in excess of 5% of the Revolving Commitments at any time; and (b) the Value of Eligible In-Transit Inventory in excess of 10% of the Borrowing Base at any time.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.  For purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate Investment less all cash dividends and cash distributions (or the fair market value of any non-cash dividends and distributions) received by such Person.

Investment Property: as defined in Section 1.3.

IPO: initial public offering by (i) any Person that directly or indirectly owns the majority of the Equity Interests of the Parent (other than the Principal Holder or any Person owning the majority of its Equity Interests), (ii) the Parent or (iii) Boise Cascade of its Equity Interests to the public by means of an offering registered with the Securities and Exchange Commission.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America or an Affiliate of Bank of America and any other Lender selected by Borrowers and approved by the Agent in its discretion, reasonably exercised.  Any Issuing Bank may, in its discretion, reasonably exercised, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Sublimit, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 5 Business Days prior to the Revolver Termination Date; (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

LC Reserve: the aggregate of all LC Obligations, other than those that have been Cash Collateralized.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance or pursuant to Section 2.4.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of a Borrower.

Letter-of-Credit Right: as defined in Section 1.3.

Letter of Credit Sublimit: $100,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/32nd of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market.  If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with (a) any manufacture, marketing, distribution or disposition of Collateral, (b) any use of Property or (c) any other conduct of its business (in each case, other than any shrink-wrap license or other similar license or agreement associated with generally available “off-the-shelf” software).

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property pursuant to a License.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property; provided, however, that non-exclusive licenses of Intellectual Property in the Ordinary Course of Business are not Liens.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to use such Intellectual Property in connection with the enforcement of Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of such Intellectual

Property, whether or not a default exists under any applicable License, so long as Agent causes payments (other than accrued payments not paid by the Borrowers) to be kept current under such License.

Loan: a Revolver Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Lowe’s:  Lowes Companies Inc., a North Carolina corporation and its Affiliates.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Acquisition has the meaning assigned to such term in the definition of “EBITDA”.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could reasonably be expected to have a material adverse effect on the business, operations, Properties, or condition (financial or otherwise) of any Borrower individually or the Obligors taken as a whole, on the value of any material portion of the Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any material portion of the Collateral; (b) impairs the ability of any Borrower individually or the Obligors taken as a whole to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.

Material Contract: any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $10,000,000 or more, all of which as of the Closing Date are listed on Schedule 1.3.

Material License: any License that is a Material Contract and that is necessary with respect to the use of any material portion of the Collateral (including the manufacture, distribution or disposition of Inventory) or any other material portion of the Property of Obligors and Subsidiaries.

Material Subsidiary: at any time, any Subsidiary, whether now owned or hereafter formed or acquired, (a) whose total assets at any time equal or exceed five percent (5%) of the consolidated assets of Boise Cascade and its Subsidiaries as shown on Boise Cascade’s consolidated financial statements for its most recent Fiscal Quarter or (b) whose total revenue for such Fiscal Quarter equals or exceeds five percent (5%) of the consolidated revenue of Boise Cascade and its Subsidiaries as shown on Boise Cascade’s consolidated financial statements for its most recent Fiscal Quarter; provided that, no Foreign Subsidiary shall be considered a Material Subsidiary or be included in any of the calculations above in determining Material Subsidiaries.

Members:  the holders of the Equity Interests of Parent.

Moody’s:  Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust, or deed to secure debt in form and substance acceptable to the Agent pursuant to which a Borrower grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Borrower, as security for the Obligations.

Mortgaged Property: each parcel of Real Estate of a Borrower for which a Mortgage has been delivered to Agent.

Mortgage Support Documents:  for each Mortgaged Property with respect to any Real Estate owned by a Borrower and subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage:  (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage (except where Agent determines such document is not necessary), in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, owner’s or lessee’s affidavits, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer acceptable to Agent, if the Real Estate is within a flood plain; (e) a current fair market appraisal of the Real Estate, prepared by an appraiser selected by Agent and reasonably acceptable to Borrowers, and in form and substance reasonably satisfactory to Agent; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require; (g) such opinions of local counsel with respect to the Mortgages as Agent may reasonably require, and (h) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Borrowers’ Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory, performed by an appraiser and on terms reasonably satisfactory to Agent and which may be adjusted upward and downward in Agent’s Credit Judgment to reflect seasonal factors as expressed in such appraisals from time to time.

Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.

Notice of Exclusive Control: as defined in Section 8.5.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors to Agent or Lenders pursuant to the Loan Documents, including the Guaranteed Obligations, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, however, that in no event shall Bank Product Debt payable to any Lender or any Affiliate of any Lender (other than Bank of America and its Affiliates) constitute “Obligations” unless (i) such Bank Product Debt was incurred after such Lender or such Affiliate has provided written notice to Agent that such Lender or Affiliate intends to provide Bank Products and the amount and nature thereof (together with written notice to Agent if at any time the aggregate amount of Bank Product Debt payable to such Lender increases by more than $100,000); (ii) sufficient Availability exists to impose a Bank Product Reserve in respect of such Bank Product Debt, (iii) Agent has established such Bank Product Reserve, and (iv) Agent has delivered written notice to such Lender or such Affiliate that the foregoing conditions have been met and the applicable Bank Product Debt constitutes “Obligations” under this Agreement (which notice Agent agrees to deliver promptly following the satisfaction of the conditions set forth in the foregoing clauses (i), (ii), and (iii)).

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

Ordinary Course of Business: the ordinary course of business of any Borrower or Subsidiary, in the exercise of its reasonable business judgment and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreements: the Notes, the LC Documents, the Fee Letter, the Lien Waivers, the Mortgage Support Documents; each Borrowing Base Certificate, each Compliance Certificate, each financial statement or report delivered hereunder; and each other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto (excluding any contracts of the Borrowers or any Subsidiaries with parties other than Agent or Lenders).

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Outsourcing Services Agreement: the Outsourcing Services Agreement dated as of February 22, 2008 by and between Boise Cascade L.L.C. and Boise Paper Holdings, L.L.C.

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.

Paper Group: collectively, (a) at all times prior to the Paper Group Disposition, Boise Paper Holdings, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., and Boise White Paper, and their respective Subsidiaries, and (b) at all times after the Paper Group Disposition, Boise Paper Holdings, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., Boise White Paper, Aldabra Sub Holdings, and Boise, Inc., and their respective Subsidiaries.

Paper Group Disposition: the sale of Boise Paper Holdings, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp., and Boise White Paper, and their respective Subsidiaries, pursuant to the terms of the Purchase and Sale Agreement.

Parent:  Boise Cascade Holdings, L.L.C., a Delaware limited liability company.

Participant: as defined in Section 13.2.

Patents:  (a) all letters of patent of the United States, any other country, union of countries or any political subdivision of any of the foregoing, and all reissues and extensions thereof, including any of the foregoing listed in Schedule 9.1.12, (b) all applications for letters of patent of the United States or any other country or union of countries or any political subdivision of any of the foregoing and all divisions, continuations and continuations-in-part thereof, all improvements thereof, including any of the foregoing listed in Schedule 9.1.12, and (c) any reissues or extensions of the foregoing.

Patent Security Agreement: each patent security agreement pursuant to which an Obligor grants a Lien on or assigns to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in its Patents, as security for the Obligations.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: means any acquisition by the Borrowers or any Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division, line of business, or a manufacturing or distribution facility of a Person permitted by the terms of this Agreement.

Permitted Asset Disposition: any Asset Disposition that is:

(a)            a sale of Inventory in the Ordinary Course of Business;

(b)            a disposition of Inventory that is used, obsolete, surplus, worn out, unmerchantable or otherwise unsalable in the Ordinary Course of Business, the Net Proceeds of

which are deposited into an account subject to a Deposit Account Control Agreement or remitted to the Agent for application against outstanding Obligations;

(c)            termination of a lease or license of real or personal Property the termination of which could not reasonably be expected to have a Material Adverse Effect;

(d)            the Paper Group Disposition;

(e)            the sale of operations in Brazil including the Equity Interests of any Subsidiary organized in Brazil or any Domestic Subsidiary with no assets other than the Equity Interests of any Subsidiary organized in Brazil;

(f)             sales of Cash Equivalents in the Ordinary Course of Business the Net Proceeds of which are deposited into an account subject to a Deposit Account Control Agreement or remitted to the Agent for application against outstanding Obligations;

(g)            Asset Dispositions among Borrowers, among Guarantors, from a Guarantor to a Borrower, or from any Subsidiary that is not an Obligor to an Obligor;

(h)            the lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) of real, personal or intellectual property in the Ordinary Course of Business so long as it does not result in a Material Adverse Effect;

(i)             Asset Dispositions of property that does not constitute Collateral (or Equipment or Real Estate included in PP&E during the PP&E Inclusion Period) (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Disposition are promptly applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(j)             Asset Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)            sales, discounting or forgiveness of Accounts in the Ordinary Course of Business the Net Proceeds of which are deposited into an account subject to a Deposit Account Control Agreement or remitted to the Agent for application against outstanding Obligations;

(l)             Asset Dispositions of Real Estate or Equipment, so long as the PP&E is not included in the Borrowing Base;

(m)           voluntary terminations of Hedge Agreements;

(n)            the termination of leases and licenses in the Ordinary Course of Business;

(o)            the abandonment of or failure to maintain Intellectual Property in the Ordinary Course of Business that is obsolete, uneconomical or, in the reasonable judgment of an Obligor, no longer used or useful or necessary in, or material to, its business or that of any Subsidiary;

(p)            Permitted Operating Asset Swaps; and

(q)            any other Asset Disposition so long as (i) no Default or Event of Default shall exist immediately prior to or would result directly or indirectly from such Asset Disposition, (ii) Availability immediately after giving effect thereto and Average Availability for the most recently ended Fiscal Quarter after giving pro forma effect to thereto, in each case, shall not be less than the Restricted Payment Availability Threshold, and (iii) if such Asset Disposition is an Asset Disposition of the type described in clause (b) of this definition, the Net Proceeds of such Asset Disposition are deposited into an account subject to a Deposit Account Control Agreement or remitted to the Agent for application against outstanding Obligations.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) described on Schedule 10.2.1 existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) in respect of Indebtedness permitted under Section 10.2.1. (other than clauses (g) or (h) of such Section); and (h) not otherwise described in this definition in an aggregate amount of $1,000,000 or less at any time.

Permitted Lien: as defined in Section 10.2.2.

Permitted Operating Asset Swap: any transfer of Eligible Swap Assets by any Borrower or any Subsidiary in which at least 95% of the consideration received by the transferor consists of Eligible Swap Assets (and any balance of such consideration consists of cash); provided that after giving effect to such transfer, the aggregate fair market value of all assets transferred pursuant to Permitted Operating Asset Swaps (i) during any fiscal year of the Borrowers, on a cumulative basis, shall not exceed $20,000,000 and (ii) during the term of this Agreement, on a cumulative basis, shall not exceed $40,000,000.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount of such Debt does not exceed $25,000,000 at any time and its incurrence does not violate Section 10.2.3.

Permitted Restrictive Agreement:  as defined in Section 10.2.14.

Permitted Tax Distributions: Tax Distributions to Parent and/or by Parent to its Members in respect of any taxable year of Parent equal to the product of (a) the amount of taxable income allocated to the Members for such taxable year, less the amount of taxable loss allocated to the Members for all prior taxable years (except to the extent such taxable losses have previously been taken into account under this provision or are not usable to offset taxable income for such year), multiplied by (b) the highest aggregate marginal statutory Federal (including alternative minimum tax), state and local income tax rate (determined taking into account the deductibility of state and local income taxes for Federal income tax purposes) to which any of the direct or indirect Members of Parent is subject for such year; and Parent shall be permitted to make Tax Distributions, and distributions to Parent shall be permitted, on a quarterly basis during such taxable year based on the best estimate of the chief financial officer of Parent of the amounts specified in clauses (a) and (b) above; provided that if the aggregate amount of the estimated Tax Distributions made in any taxable year of Parent exceeds the actual maximum amount of Tax Distributions for that year as finally determined, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by the amount of such excess.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Pledge Agreement: the pledge agreement pursuant to which the Obligors pledge and assign to the Agent, for the benefit of Secured Parties, such Obligor’s current and future owned Equity Interests (other than Equity Interests in Boise, Inc. and any Foreign Subsidiary that is not a Pledged Foreign Subsidiary) as security for the Obligations.

Pledged Collateral: as defined in the Pledge Agreement.

Pledged Foreign Subsidiary: each Foreign Subsidiary identified on Schedule 1.4.

Post Petition Interest: as defined in Section 15.5.2.

PP&E: as defined in Section 2.2.

PP&E Adjusted Amount: the sum of (a) 85% of the Value of Eligible Equipment on the PP&E Inclusion Date plus (b) 65% of the Appraisal Value of Mortgaged Property on the PP&E Inclusion Date, as such sum shall be reduced on the first day of each month in an amount equal to the aggregate of the Amortization Equipment Amount plus the Amortization Mortgage Property Amount, beginning with the first month following the PP&E Inclusion Date; provided, that such Appraisal Value of any Mortgaged Property that is the subject of any loss, destruction, or condemnation (less any Amortization Mortgage Property Amount attributable to such Mortgaged Property) shall immediately be deducted from the PP&E Adjusted Amount until such time as such Mortgaged Property is repaired or replaced and the conditions precedent set forth in Sections 2.2.2 and 2.2.3 are satisfied in respect of the repaired or replacement Mortgaged Property.

PP&E Formula Amount: an amount equal to the lesser of (a) 15% of the Revolving Commitments, or (b) the PP&E Adjusted Amount.

PP&E Inclusion Date: the date selected by the Borrowers upon which all PP&E Inclusion Conditions have been met and PP&E is to be included in the calculation of the Borrowing Base in accordance with the terms of this Agreement.

PP&E Inclusion Conditions: as defined in Section 2.2.

PP&E Inclusion Period:  the period commencing on the PP&E Inclusion Date and terminating on the date on which PP&E is released from inclusion in the Borrowing Base pursuant to Section 2.2.4.

Principal Holder: Madison Dearborn Partners IV, L.P. or any successor fund or partnership, the sole general partner of which is Madison Dearborn Partners, LLC, its Affiliates and investment funds under common management with Madison Dearborn Partners IV, L.P.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect or result in forfeiture or sale of any material assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase and Sale Agreement: that certain Purchase and Sale Agreement dated September 7, 2007 by and among Boise Cascade, Boise Paper Holdings, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise White Paper, L.L.C., Boise Cascade Transportation Holdings Corp., L.L.C., Aldabra 2 Acquisition Corp., and Aldabra Sub LLC, as amended prior to and including the Closing Date.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed or capital assets; (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed or capital assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed or capital assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt:  (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced plus capitalized interest, fees and expenses incurred in connection therewith paid in respect of the refinancing thereof; (b) it has a final maturity no sooner than, and a weighted average life no less than, the Debt being extended, renewed or refinanced; (c) if required under this Agreement to be subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are not materially less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt (unless such Person would otherwise be permitted under this Agreement to be obligated on the Debt being refinanced); and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

Reimbursement Date: as defined in Section 2.3.2.

Registered Intellectual Property: all registered trademarks and registered copyrights, all applications for registration of trademarks and copyrights (other than the Excluded Copyrights), and all patents and applications for patents that are, in each case, owned by an Obligor and that have been issued by (with respect to patents), registered with, or filed with, the United States Patent and Trademark Office or the United States Copyright Office.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could reasonably be expected to be payable to any such Person, unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Reporting Availability Threshold:  the greater of (a) $75,000,000 or (b) 20% of the Revolving Credit Facility.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded upward to the nearest 1/32nd of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments to the extent existing on the Closing Date; (b) Investments by any Borrower in any other Borrower; (c) Cash Equivalents held in a Controlled Securities Account (to the extent required by the terms of this Agreement); (d) Investments in any existing Obligor or any new Subsidiary created or acquired after the Closing Date that becomes an Obligor (provided that any such Investments shall not exceed $5,000,000 in the aggregate at a time when any Default or Event of Default exists or would directly or indirectly result from any such Investment); (e) Investments consummated after the Closing Date in Subsidiaries that are not Obligors, in the Equity Interests of Persons that are not Subsidiaries, and in the form of loans to Persons in which an Obligor holds an Equity Interest; (f) loans and advances permitted under Section 10.2.7; (g) Investments in Equity Interests of Boise, Inc. or Debt of Boise, Inc. owing to any Obligor; (h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; (i) Investments consisting of non-cash consideration received by the Borrowers or any Subsidiary in connection with any sale, transfer, lease or other disposition of assets permitted by Section 10.2.6; (j) deposits, prepayments and other credits made or extended to suppliers in the Ordinary Course of Business; (k) Investments in Hedging Agreements; (l) Specified Investments; (m) minority Investments made in cooperatives required to obtain goods or services in the ordinary course of business, not to exceed $5,000,000 at any time outstanding; and (n) Investments in Louisiana Timber Procurement, LLC, a Louisiana limited liability company, not to exceed $10,000,000 at any time outstanding; provided, however, that with respect any Investment under clause (e) above, (i) no Default or Event of Default exists immediately prior to or would result directly or indirectly from such Investment, and (ii) Availability immediately after giving effect thereto and Average Availability for the most recently ended Fiscal Quarter after giving pro forma effect to thereto, in each case, shall not be less than the Restricted Payment Availability Threshold.

Restricted Payment Availability Threshold: (a) at any time other than during the PP&E Inclusion Period, the greater of (i) $45,000,000 or (ii) 15% of the Revolving Credit Facility or (b) at any time during the PP&E Inclusion Period, the greater of (i) $75,000,000 or (ii) 15% of the Revolving Credit Facility.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party.  “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Increase Effective Date: as defined in Section 2.4.4.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note: a promissory note to be executed by Borrowers in favor of a Lender, upon such Lender’s request, in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date: February 22, 2013.

Revolving Credit Facility: at any time, the aggregate amount of Lenders’ Revolver Commitments at such time, including after giving effect to any increase in the aggregate Revolver Commitments pursuant to Section 2.4.

Rolling Period: any period of the most recently ended twelve consecutive months of Borrowers.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.

Securities Account Control Agreements: the securities account control agreements, in form and substance reasonably acceptable to Agent, to be executed by each institution maintaining a Controlled Securities Account for an Obligor, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.

Security Documents: the Guaranties, Mortgages, Equipment Security Agreements, Pledge Agreements, Copyright Security Agreements, Patent Security Agreements, Trademark Security Agreements, Insurance Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer, treasurer or controller of a Borrower or, if the context requires, an Obligor.

Settlement Report: a report delivered by Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Investment: any Investment by the Borrowers or any Subsidiary that is financed solely with proceeds received from the issuance of Equity Interests by Boise Cascade after the Closing Date, provided that (i) the Agent receives written notice describing such investment concurrently with or promptly following the issuance of such Equity Interests and (ii) such investment is made within 90 days of receipt by Boise Cascade of such proceeds.

Subordinated Debt: (a) the senior subordinated notes issued by Boise Cascade on October 29, 2004 in the aggregate principal amount of $400,000,000 and the Indebtedness represented thereby (the “ Initial Subordinated Debt “) and (b) any subordinated debt securities issued by Boise Cascade after such date to refinance the Initial Subordinated Debt; provided  that (i) such subordinated debt securities do not mature earlier than, or require any scheduled payment of principal, sinking fund payment or similar payment prior to, the scheduled maturity date of the Initial Subordinated Debt, (ii) the Indebtedness in respect of such subordinated debt securities is not guaranteed by any Person that did not guarantee (and is not permitted by this Agreement to provide a guaranty) the Initial Subordinated Debt, (iii) the aggregate principal amount of such subordinated debt securities does not exceed the aggregate principal amount of Initial Subordinated Debt refinanced thereby plus capitalized interest and any applicable redemption premiums paid in respect of the refinancing thereof, (iv) such subordinated debt securities are unsecured and are not supported by any letter of credit or other credit enhancement, (v) the terms and conditions of such subordinated debt securities and any Subordinated Debt Documents in respect thereof (including subordination provisions, covenants, events of default and any provisions relating to any mandatory redemption or required offer to repurchase such subordinated debt securities) are no less favorable in any material respect to the Obligors and the Lenders than the terms and conditions of the Initial Subordinated Debt and the Subordinated Debt Documents in respect of the Initial Subordinated Debt, and (vi) the Initial Subordinated Debt being refinanced by such subordinated debt securities is repaid on the same date that such subordinated debt securities are issued.

Subordinated Debt Documents: the Indenture and all other instruments, agreements and other documents evidencing or governing any Subordinated Debt or providing for any guarantee or other right in respect thereof.

Subsidiary: any entity (other than Boise, Inc. and its subsidiaries) more than 50% of whose voting securities or Equity Interests is owned by a Borrower or any combination of Borrowers (including indirect ownership by a Borrower through other entities in which Borrower directly or indirectly owns more than

50% of the voting securities or Equity Interests) and any other entity whose financial results are included in the consolidated financial statements of the Borrowers.

Supporting Obligation: as defined in Section 1.3.

Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Tax Distributions: means cash distributions by Parent to the Members in respect of its Equity Interests for the purpose of providing the Members with funds to pay the tax liability attributable to their shares of the taxable income of Parent and its subsidiaries.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges that are in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Title Policy: each ALTA title insurance policy issued with respect to each Mortgaged Property in form and substance acceptable to Agent and Lenders and containing such endorsements as Agent and Lenders may require.

Trademarks: all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade dress, service marks, certification marks, collective marks, logos, all indicators of the source of goods or services, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule 9.1.12 (as such schedule may be amended or supplemented from time to time), but excluding in all cases all intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in Trademarks, as security for the Obligations.

Trade Secrets: all trade secrets and all other confidential or proprietary information and know-how including drawings, formulae, schematics, designs, plans, processes, supplier lists, business plans, business methods and prototypes now or hereafter owned or used in the business of an entity throughout the world (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including license royalties, income, payments, claims, damages, and proceeds of suit.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Average Availability is less than the Availability Threshold (i) for a period of any calendar month with respect to Sections 5.7 and 7.2.1 and (ii) at any time with respect to Section 10.3.1; and (b) continuing until no Event of Default has existed and Average Availability has been greater than the Availability Threshold at all times for two consecutive months.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the validity, enforceability, perfection, priority or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unused Line Fee: as defined in Section 3.2.1.

Upstream Payment: a Distribution by a Subsidiary of a Borrower to such Borrower.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, with cost calculated on the Borrowers’ historical basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person; and (c) for Equipment, the net orderly liquidation value of such Equipment expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such Equipment performed by an appraiser selected by Agent and reasonably acceptable to Borrowers, and in form and substance reasonably satisfactory to Agent.

1.2.         Accounting Terms.  Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any changes required or permitted by GAAP if Borrowers’ certified public accountants concur in such changes and such changes are disclosed to Agent; provided that, if Borrowers notifies the Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any such change in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  shall have been amended in accordance herewith.

1.3.         Uniform Commercial Code.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time:  “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account,” and “Supporting Obligation.”

1.4.         Certain Matters of Construction.  The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.”  The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day means New York time of day; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person.  All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP).  Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.  Any Event of Default that shall have occurred hereunder at any time shall be deemed continuing unless (a) such Event of Default is cured, provided that an Event of Default may only be cured within the time-frame and only if so expressly permitted under the terms of this Agreement or (b) such Event of Default is waived in writing as required under this Agreement.

SECTION 2          CREDIT FACILITIES

2.1.         Revolver Commitment.

2.1.1.         Revolver Loans.  Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date.  The Revolver Loans may be repaid and reborrowed as provided herein.  In no event shall Lenders have any obligation to honor a request for a Revolver Loan if the unpaid balance of Revolver Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.

2.1.2.         Revolver Notes.  The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender.  At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3.         Use of Proceeds.  The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and general corporate and any other lawful corporate purposes of Borrowers (including any transaction permitted by this Agreement).

2.1.4.         Termination of Revolver Commitments.  The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement.  Upon at least 10 days (or such shorter period as may be agreed to in writing by Agent in its discretion) prior written notice to Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility.  Any notice of termination given by Borrowers shall be irrevocable; provided that if such notice is given in connection with a refinancing and such refinancing fails to close, such notice may be revoked one time only during the term of this Agreement and so long as written notice of such revocation is delivered to Agent at least two Business Days prior to the date of termination.  On the termination date, Borrowers shall make Full Payment of all Obligations.

2.1.5.         Overadvances.  If the aggregate outstanding Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents.  Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed the greater of (x) $35,000,000 and (y) 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased to more than the greater of (x) $35,000,000 and (y) 10% of the Borrowing Base, and (ii) does not continue for more than 30 consecutive days.  In no event shall Overadvance Loans be required that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments.  Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby.  In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6.         Protective Advances.  Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount of the greater of (x) $35,000,000 and (y) 10% of the Borrowing Base outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses.  Each Lender shall participate in each Protective Advance on a Pro Rata basis.  Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent.  Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2.         PP&E Addition to the Borrowing Base.  Provided no Default or Event of Default exists, the Borrowers may, on a single occasion during the term of this Agreement, elect to include in the Borrowing Base certain Eligible Equipment, fixtures and Mortgaged Property of the Borrowers (collectively, “PP&E”) in accordance with the terms of this Section.  In order to include PP&E in the Borrowing Base, such property must be otherwise satisfactory to Agent in its reasonable exercise of discretion and the following conditions shall be satisfied (the “PP&E Inclusion Conditions”):

2.2.1.         Notice of PP&E Inclusion.  At least 60 days (or such shorter period that Agent may agree in writing) prior to the PP&E Inclusion Date, the Agent shall have received a written notice from the Borrower Agent setting forth (a) the intent to include PP&E in the Borrowing Base in accordance with this Agreement, (b) a description of all PP&E to be included in the Borrowing Base, including a legal description of each parcel of Real Estate, if any; and identification of the type and location of all Equipment, all in form and detail satisfactory to the Agent and (c) the proposed PP&E Inclusion Date.

2.2.2.         Security Instruments.  The Agent shall have received (a) an Equipment Security Agreement duly executed by all of the Borrowers owning Equipment, (b) written appraisals of all Equipment and Real Estate of the Borrowers to be included in the Borrowing Base, (c) UCC-1 financing statements covering all Equipment, fixtures and proceeds thereof, (d) duly executed Mortgages and Mortgage Support Document for each parcel of Real Estate to be included in the Borrowing Base, (e) Insurance Assignments in respect of property insurance covering the Equipment and Real Estate included in PP&E during the PP&E Inclusion Period, and (f) all other documents and agreements reasonably requested by the Agent, all in form and substance reasonably satisfactory to the Agent and any Lender to the extent any regulatory requirements (including, without limitation, under the Financial Institutions Reform Recovery and Enforcement Act of 1989) are implicated with respect to such Lender by the inclusion of PP&E in the Borrowing Base, and sufficient to grant and perfect a first priority security interest (subject to Permitted Liens, provided that such Liens (i) are junior in priority to the Agent’s Liens or subject to Availability Reserves as required by Agent and (ii) do not impair the ability of the Agent to realize on or obtain the full benefit of the Collateral) in and Lien on the Equipment, fixtures and Real Estate of the Borrowers to the Agent for the benefit of the Lenders.

2.2.3.         Certificate.  Agent shall have received a certificate, in form and substance satisfactory to it, from a Senior Officer of Borrower Agent certifying that, as of the PP&E Inclusion Date, (i) no Default or Event of Default exists; (ii) the representations and warranties set forth in Section 9 are true and correct in all material respects as of that date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; and (iii) that an attached copy of resolutions of the appropriate governing body of each Borrower authorizing execution and delivery of the Security Documents relating to the PP&E is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked.

2.2.4.         Release of PP&E.  So long as (a) no Event of Default exists, (b) Availability is greater than the Availability Threshold and (c) as determined for the prior 45 days, Availability would have at all times been greater than the Availability Threshold if such determination had been made excluding any PP&E, then upon delivery of a certificate requesting the release of the PP&E from inclusion in the Borrowing Base, together with a Borrowing Base Certificate demonstrating that outstanding Revolving Loans plus the LC Reserve does not exceed the Borrowing Base (excluding any PP&E) calculated within seven days of the Agent’s receipt of the most recent month end Borrowing Base Certificate , the Agent will release all of its Liens in the PP&E and execute and deliver (at Borrower’s expense) any documentation reasonably requested by Borrower to give effect to such release and evidence such release and the Agent agrees to file (or authorize the Borrowers to file) appropriate amendments to UCC financing statements to cause such release.

2.3.         Letter of Credit Facility.

2.3.1.         Issuance of Letters of Credit.  Issuing Bank agrees to issue Letters of Credit from time to time until 5 days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a)           Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount.  Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; and (ii) each LC Condition is satisfied.  If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement.  Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b)           Letters of Credit may be requested by a Borrower only (i) to support obligations of such Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent may approve from time to time in writing in its discretion, reasonably exercised.  The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.

(c)           Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority.  The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.  Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d)           In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.  Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts.  Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2.         Reimbursement; Participations.

(a)           If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrowers.  The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary.  Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)           Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit.  If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, Lender’s Pro Rata share of such payment.  Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c)           The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations.  Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents.  Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor.  Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)           No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct.  Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.3.3.         Cash Collateral.  If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) on or after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations.  If Borrowers fail to provide Cash Collateral as required herein, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured, to the extent permitted by and under this Agreement or waived in writing.

2.4.         Increase in Revolving Credit Facility.

2.4.1.         Request for Increase.  Provided there exists no Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests) not exceeding $150,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000.  At the time of sending such notice, the Borrower Agent (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

2.4.2.         Lender Elections to Increase.  Each Lender shall have the right, but shall be under no obligation, to participate in any requested increase in the Revolving Credit Facility under this Section 2.4.  Each Lender shall notify the Agent within the time period specified in accordance with Section 2.4.1 whether or not it agrees to increase its Revolver Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Revolver Commitment.

2.4.3.         Notification by Agent; Additional Lenders.  The Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Agent, the Issuer Bank and the Lenders of the Swingline Loans (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Agent and its counsel.

2.4.4.         Effective Date and Allocations.  If the Revolving Credit Facility is increased in accordance with this Section, the Agent and the Borrowers shall determine the effective date (the “Revolver Increase Effective Date”) and the final allocation of such increase.  The Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Revolver Increase Effective Date.  Upon the satisfaction of the conditions precedent set forth in Section 2.4.5 on the proposed Revolver Increase Effective Date and, with respect to any new Lenders participating in the proposed increase, delivery to Agent of a joinder agreement in form and substance satisfactory to Agent and its counsel and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the Revolving Credit Facility shall be so increased and the applicable Lenders, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable.

2.4.5.         Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Agent a certificate of each Obligor dated as of the Revolver Increase Effective Date signed by a Senior Officer of such Obligor (a) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such increase, and (b) in the case of a Borrower, certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct in all material respects on and as of the Revolver Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.4.5, the representations and warranties contained in Section 9.18 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), respectively, of Section 10.1.2, and (ii) no Default exists.  The Borrowers shall prepay any Revolver Loans outstanding on the Revolver Increase Effective Date (and pay any additional amounts required pursuant to Section 3.9) to the extent necessary to keep the outstanding Revolver Loans ratable with any revised change in the Pro Rata interests of the Lenders arising from any nonratable increase in the Revolver Commitments under this Section.

2.4.6.         Conflicting Provisions.  This Section shall supersede any provisions in Section 12.5 or Section 13.1 to the contrary.

SECTION 3          INTEREST, FEES AND CHARGES

3.1.         Interest.

3.1.1.         Rates and Payment of Interest.

(a)           The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable

Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans.  Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers.  If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b)           During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment).  Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c)           Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date.  Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand.  Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2.         Application of LIBOR to Outstanding Loans.

(a)           Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan.  During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan. In addition, until the earlier of (a) Agent notifying Borrower Agent that syndication of the credit facility hereunder is complete and (b) 120 days following the Closing Date, no Loan may be made as or converted into a LIBOR Loan, other than a LIBOR Loan with an Interest Period of one week.

(b)           Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 12:00 p.m. at least three Business Days before the requested conversion or continuation date.  Promptly after receiving any such notice, Agent shall notify each Lender thereof.  Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified).  If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3.         Interest Periods.  In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which Interest Period shall be a period of one week or a period of one, two or three months; provided, however, that:

(a)           the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on (i) the eighth day after commencement in the case of weekly LIBOR Loans and (ii) on the numerically corresponding day in the calendar month at its end in the case of monthly LIBOR Loans;

(b)           if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest

Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c)           no Interest Period shall extend beyond the Revolver Termination Date.

3.2.         Fees.

3.2.1.         Unused Line Fee.  Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee (the “Unused Line Fee”) equal to the Applicable Margin for the Unused Line Fee times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during any month.  The Unused Line Fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.

3.2.2.         LC Facility Fees.  Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Issuing Lender, for its own account, a fronting fee equal to .125% per annum (or such other amount as may be agreed between Issuing Lender and Borrowers) on the stated amount of each Letter of Credit it issues, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred.  During any period when the Default Rate is applicable pursuant to Section 3.1.1(b), the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3.         Other Fees.  Borrowers shall pay to Agent the fees described in the Fee Letter.

3.3.         Computation of Interest, Fees, Yield Protection.  All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days.  Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.  All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.  All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.  A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4.         Reimbursement Obligations.  Borrowers shall reimburse Agent for all Extraordinary Expenses.  Borrowers shall also reimburse Agent for all reasonable legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction.  If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.  All amounts payable by Borrowers under this Section shall be due on demand.

3.5.         Illegality.  If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended for such Lender until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist.  Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans.  Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.         Inability to Determine Rates.  If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower Agent and each Lender.  Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.

3.7.         Increased Costs; Capital Adequacy.

3.7.1.         Change in Law.  If any Change in Law shall:

(a)           impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;

(b)           subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(c)           impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.  Notwithstanding the foregoing, if Borrowers reasonably believe that any such Taxes were not correctly or legally asserted, the applicable Lender or Issuing Bank, as the case may be, will use reasonable efforts to cooperate with the Borrowers to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of such Lender or Issuing Bank, as the case may be, result in any non-reimbursable additional costs, expenses or risks or be otherwise disadvantageous to it.

3.7.2.         Capital Adequacy.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3.         Compensation.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.         Mitigation.  If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9.         Funding Losses.  If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds.  Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10.       Maximum Interest.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers.  In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4          LOAN ADMINISTRATION

4.1.         Manner of Borrowing and Funding Revolver Loans.

4.1.1.         Notice of Borrowing.

(a)           Whenever Borrowers desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing.  Such notice must be received by Agent (i) no later than 2:00 p.m. New York City time on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) no later than 12:00 p.m. noon, New York city time, at least three Business Days prior to the requested funding date, in the case of LIBOR Loans.  Notices received after 2:00 p.m. in the case of Base Rate Loans and 12:00 noon in the case of LIBOR Loans shall be deemed received on the next Business Day.  Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified).

(b)           Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations.  The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation.  In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c)           If Borrowers establish a controlled disbursement account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment.  The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2.         Fundings by Lenders.  Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder.  Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans.  Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day.  Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent.  Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers.  If a Lender’s share of any Borrowing is not in fact received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3.         Swingline Loans; Settlement.

(a)           Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of (i) the greater of $35,000,000 or 10% of the Revolving Credit Facility, unless the funding is specifically required to be made by all Lenders hereunder.  Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account.  The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b)           To facilitate administration of the Revolver Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place periodically on a date determined from time to time by Agent, which shall occur at least once each week.  On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders.  Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary.  Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.  If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.

4.1.4.         Notices.   Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions.  Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern.  Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2.         Defaulting Lender.  If a Lender fails to make any payment to Agent that is required hereunder, Agent may (but shall not be required to), in its discretion, retain payments that would otherwise be made to such defaulting Lender hereunder, apply the payments to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement.  The failure of any Lender to fund a Loan or to make a payment in respect of a LC Obligation shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for default by another Lender.  Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.

4.3.         Number and Amount of LIBOR Loans; Determination of Rate.  For ease of administration, all LIBOR Revolver Loans having the same length and beginning date of their Interest

Periods shall be aggregated together, and such Borrowings shall be allocated among Lenders on a Pro Rata basis.  No more than eight (8) Borrowings of LIBOR Loans may be outstanding at any time (of which no more than four (4) Borrowings of LIBOR Loans may have an Interest Period of one week), and each Borrowing of LIBOR Loans when made shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof.  Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4.         Borrower Agent.  Each Borrower hereby designates Boise Cascade (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender.  Borrower Agent hereby accepts such appointment.  Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower.  Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower.  Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5.         One Obligation.  The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6.         Effect of Termination.  On the Commitment Termination Date, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent, any Cash Management Services).  All undertakings of Obligors contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations.  Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its discretion, deems necessary to protect against any such damages.  The provisions of Sections 2.3, 3.4, 3.6, 3.7, 3.8, 3.9, 5.5, 5.9, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5       PAYMENTS

5.1.         General Payment Provisions.  All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Indemnified Taxes or Other Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date.  Any payment after such time shall be deemed made on the next Business Day.  If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees.  Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9.  Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans; provided, however, that as long as no Event of Default exists, prepayments of LIBOR Loans may, at the option of Borrowers and Agent, be held by Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods.

5.2.         Repayment of Revolver Loans.  Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder.  Revolver Loans may be prepaid from time to time, without penalty or premium.  Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay the outstanding Revolver Loans in an amount sufficient to reduce the principal balance of Revolver Loans to the Borrowing Base.

5.3.         [Reserved].

5.4.         Payment of Other Obligations.  Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.         Marshaling; Payments Set Aside.  None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations.  If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6.         Post-Default Allocation of Payments.

5.6.1.         Allocation.  Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)           first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)           second, to all amounts owing to Agent on Swingline Loans;

(c)           third, to all amounts owing to Issuing Bank on LC Obligations;

(d)           fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);

(e)           fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);

(f)            sixth, to provide Cash Collateral for outstanding Letters of Credit;

(g)           seventh, to all other Obligations, other than Bank Product Debt; and

(h)           last, to Bank Product Debt.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category.  If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category.  The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor.  This Section is not for the benefit of or enforceable by any Borrower.

5.6.2.         Erroneous Application.  Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7.         Application of Payments.  During the Trigger Period, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day.  Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable, notwithstanding any entry by Agent in its records.  If, as a result of Agent’s receipt of Payment Items or proceeds of Collateral, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.8.         Loan Account; Account Stated.

5.8.1.         Loan Account.  Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time.  Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder.  Agent may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.8.2.         Entries Binding.  Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.  If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 90 days after receipt or inspection that specific information is subject to dispute.

5.9.         Taxes.

5.9.1.         Payments Free of Taxes.  Any and all payments by any Obligor on account of any Obligations shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if an Obligor shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (b) the Obligor shall make such deductions; and (c) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.  Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2.         Payment.  Borrowers shall indemnify, hold harmless and reimburse Agent, Lenders and Issuing Bank, within 10 days after written demand therefor, for the full amount of any

Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, any Lender or Issuing Bank with respect to any Obligations, Letters of Credit or Loan Documents, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower Agent by a Lender or Issuing Bank (with a copy to Agent), or by Agent, shall be conclusive absent manifest error.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower, Borrower Agent shall deliver to Agent a receipt issued by the Governmental Authority evidencing such payment or other reasonable evidence of payment; provided that if Borrower reasonably believes that such taxes were not correctly or legally asserted, the Agent, Lender or Issuing Bank, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of the Agent, such Lender or the Issuing Bank, as the case may be, result in any non-reimbursable additional costs, expenses or risks or be otherwise disadvantageous to it.

5.9.3.         If Agent, a Lender or Issuing Bank determines, in its sole discretion, that it has received a refund of, or the benefit of any credit or deduction with respect to, any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 5.9, it shall pay over such refund, or the value of any such credit or deduction, to Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 5.9 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of Agent, Lender or Issuing Bank, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, Lender or Issuing Bank in the event Agent, Lender or Issuing Bank is required to repay such refund to such Governmental Authority, or is not permitted to recognize the benefit of such credit or deduction.

5.10.       Foreign Lenders.

5.10.1.       Exemption.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Agent and Borrower Agent, at the time or times prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Agent or Borrower Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent as will enable Agent and Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

5.10.2.       Documentation.  Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, a Foreign Lender shall deliver to Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the request of Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) duly completed copies of IRS Form W-8ECI; (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the

Code, and (ii) duly completed copies of IRS Form W-8BEN; or (d) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made.

5.11.       Nature and Extent of Each Borrower’s Liability.

5.11.1.       Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents; provided, however, that each Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering this Section, as it relates to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, including any increase of the amount of, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2.       Waivers.

(a)           Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower.  Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations.  It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.  Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)           Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate to the extent Real Estate has been included during the PP&E Inclusion Period, by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3.       Extent of Liability; Contribution.

(a)           Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b)           If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)           Nothing contained in this Section 5.11 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.  Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.4.       Joint Enterprise.  Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically.  Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers.  Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5.        Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution,

indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6       CONDITIONS PRECEDENT

6.1.         Conditions Precedent to Initial Loans.  In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a)           Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note.  Each other Loan Document (other than the Equipment Security Agreement, Mortgages, and Mortgage Support Documents) shall be in form and substance satisfactory to Agent, shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)           Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral (to the extent perfection of such Liens is required hereunder), as well as UCC and Lien searches and other evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)           The Agent shall have received certificates and instruments evidencing the Pledged Collateral existing on the Closing Date accompanied by an undated instrument of assignment executed in blank by the applicable Obligor.

(d)           Agent shall have received duly executed agreements establishing the Dominion Account, in form and substance reasonably satisfactory to Agent.

(e)           Agent shall have received a certificate, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower Agent certifying that, after giving effect to the initial Loans and transactions hereunder, as of the Closing Date (i) each of the Borrowers individually and the Obligors taken as a whole on a consolidated basis are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects; and (iv) each Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents as of the Closing Date (unless waived by Agent).

(f)            Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g)           Agent shall have received a written opinion, from Kirkland & Ellis LLP, counsel to Borrowers and the Initial Guarantors in form and substance reasonably satisfactory to Agent.

(h)           Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(i)            Agent shall have received Insurance Assignments and copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents.

(j)            To the extent not previously received, Agent shall have received (i) Parent’s 2005 and 2006 audited consolidated financial statements, (ii) Parent’s unaudited consolidated financial statements as of and for the periods ended March 31, 2007, June 30, 2007, and September 30, 2007, (iii) unaudited balance sheet and income statement of the Building Materials Distribution and Wood Products businesses of the Borrowers from the Borrowers’ internal operating statements for December 31, 2005, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and for each closed month ending after September 30, 2007 (which are not intended to be prepared in accordance with generally accepted accounting principles and exclude footnotes to the financial statements), (iv) a pro forma consolidated balance sheet of the Borrowers and their Subsidiaries as of December 31, 2007 giving effect to the Paper Group Disposition and the effect of entering into the Revolving Credit Facility, and (v) projections of the Borrowers giving effect to the Paper Group Disposition, the proposed uses of the proceeds thereof, and the effect on the Borrowers and the Revolving Credit Facility for the period beginning January 1, 2008 and ending December 31, 2012.

(k)           No Closing Date Material Adverse Effect shall have occurred.

(l)            Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(m)          Agent shall have received a Borrowing Base Certificate prepared as of a date that is no more than 45 days prior to the Closing Date.

(n)           After giving effect to (i) the initial funding of Loans and issuance of Letters of Credit, (ii) the consummation of the Paper Group Disposition and application of all proceeds thereof,  (iii) the payment by Borrowers of all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the Paper Group Disposition, and (iv) any payables stretched beyond their customary payment practices, Availability shall be at least $150,000,000.

(o)           Agent shall have received the following in connection with the Paper Group Disposition:

(i)            copies of the fully executed Purchase and Sale Agreement and all amendments thereto, together with evidence of consummation of the Paper Group Disposition;

(ii)           a fully executed payoff letter with respect to the Existing Credit Agreement evidencing the payment in full and termination of all Debt and other obligations under the Existing Credit Agreement and related loan documents, together with all release documentation with respect to any security interest granted in connection therewith  reasonably requested by Agent;

(iii)          an 8-K issued by Parent evidencing its intent to make an Asset Disposition tender (as defined in the Indenture) for not less than $150,000,000 of the Subordinated Debt and evidence that such amount has been invested in Cash Equivalents pending delivery to the trustee in a manner reasonably acceptable to Agent;

(iv)          evidence of termination of the receivables securitization program of Boise Cascade and certain of its subsidiaries with Bank of America and certain other investors party thereto, together with all release documentation with respect to any security interests granted in connection therewith reasonably requested by Agent; and

(v)           evidence of payment and termination of all obligations under any interest rate swaps hedging any of variable rate obligations being repaid or to the extent not terminated: (a) such swaps do not have a mark-to-market position that would cause Excess Availability under this Agreement to be less than $150,000,000 on the Closing Date if such swaps were terminated and (b) the swap counterparties have released their liens under the Existing Credit Agreement or agreed to a continuation of such swaps in respect of the Revolving Loans.

(p)           Agent shall be satisfied with the capital structure of the Borrowers as of the Closing Date.

(q)           No action, suit, investigation, litigation or proceeding shall be pending or threatened in writing in any court or before any arbitrator or governmental instrumentality that in Agent’s reasonable business judgment could reasonably be expected to have a Closing Date Material Adverse Effect.

(r)            To the extent not already provided to Agent, the Borrowers shall have provided all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act, to the extent such information is requested at least ten Business Days prior to the Closing Date.

(s)           Agent shall not have become aware of any material information or other matter not previously known to Agent that in its good faith, reasonable determination is inconsistent in a material and adverse manner with any previous due diligence, information or matter known to Agent, which material information or other matter not previously known to Agent is reasonably likely to have a Closing Date Material Adverse Effect.

6.2.         Conditions Precedent to All Credit Extensions.  Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a)           No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b)           The representations and warranties of each Obligor in the Loan Documents (including, without limitation, in Section 9.1.8) shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);

(c)           All conditions precedent in any other Loan Document shall be satisfied; and

(d)           With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.  As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems reasonably appropriate in connection therewith (but only to the extent such other information, documents, instruments or agreements are in the possession of or available to the Obligors).

6.3.         Limited Waiver of Conditions Precedent.  If Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant; nor (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7       COLLATERAL

7.1.         Grant of Security Interest.  To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon the following Property of such Obligor whether now owned or hereafter acquired, and wherever located:

(a)           all Accounts;

(b)           all Chattel Paper, including electronic chattel paper;

(c)           all Deposit Accounts;

(d)           all Documents;

(e)           all General Intangibles, including Intellectual Property;

(f)            all Inventory;

(g)           all Instruments;

(h)           all Investment Property;

(i)            all Letter-of-Credit Rights;

(j)            all Supporting Obligations;

(k)           all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(l)            all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(m)          all books and records (including customer lists, files, correspondence, tapes, and print-outs and computer records) pertaining to the foregoing so long as such security interests in such books and records does not violate the provisions of the Outsourcing Services Agreement (as modified by the Assignment of Outsourcing Services Agreement).

Notwithstanding anything herein to the contrary, in no event shall the security interest granted under this Section 7.1 include (a) any of the outstanding Equity Interests in any member of the Paper Group, any Debt owing from any member of the Paper Group to any Obligor, or any proceeds of any of the foregoing, (b) any of the outstanding Equity Interests of a Pledged Foreign Subsidiary in excess of 65% of the voting power of all classes of Equity Interests of such Pledged Foreign Subsidiary entitled to vote, (c) any of the outstanding Equity Interests of a Foreign Subsidiary that is not a Pledged Foreign Subsidiary, or (d) any Excluded Asset.

7.2.         Lien on Deposit Accounts; Cash Collateral.

7.2.1.         Deposit Accounts.  To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept.  Each Obligor authorizes and directs each bank or other depository, during any Trigger Period and to the extent a Notice of Exclusive Control has been delivered, to deliver to the Dominion Account, on a daily basis, all balances in each Controlled Deposit Account maintained by such Obligor with such depository for application to the Obligations then outstanding.

7.2.2.         Cash Collateral.  Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss.  Each Obligor hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere.  Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable.  Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent.  No Obligor or other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral, until the earlier of (i) Full Payment of all Obligations or (ii) such time as such Obligor is no longer required to Cash Collateralize such Obligations.

7.3.         [Reserved].

7.4.         Other Collateral.

7.4.1.         Intellectual Property.  Concurrently with the delivery of the financial statements pursuant to Section 10.1.2(b), each Obligor shall notify Agent in writing if it has obtained additional ownership interests in any Registered Intellectual Property during the period then ended that has not become a part of the Collateral as of such date.  Each Obligor authorizes Agent to the make the filings referred to in Section 7.6 with respect to such new Intellectual Property and agrees to take such actions as Agent reasonably deems appropriate or necessary to confer upon Agent (for the benefit of Secured Parties) a duly perfected Lien upon such Registered Intellectual Property subject only to Permitted Liens.

7.4.2.         Certain After-Acquired Collateral.  Obligors shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral (a) consisting of Chattel Paper, Documents, Instruments and Letter-of-Credit Rights with a value in excess of $250,000, or (b) consisting of any Controlled Deposit Accounts, Controlled Securities Accounts, or other Investment Property not held in a Securities Account, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver.  If any tangible Collateral (other than Eligible In-Transit Inventory) is in the possession of a third party, either (i) such Collateral shall be excluded from the Borrowing Base or (ii) Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

The Obligors shall not permit the balance of assets contained in any Securities Account that is not subject to a Securities Account Control Agreement to exceed $250,000 at any time, and shall not permit the balance of funds and other assets contained in all Securities Accounts that are not subject to Securities Account Control Agreements to exceed $500,000 at any time.  Notwithstanding the foregoing, the Obligors shall not be required to subject to a Securities Account Control Agreement any Securities Account to the extent it holds only the cash and Cash Equivalents described in Section 6.1(o)(iii) or cash collateral posted on the Closing Date with US Bank in connection with letters of credit in existence on the Closing Date.

7.5.                            No Assumption of Liability.  The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.  Notwithstanding anything herein to the contrary, (a) each Obligor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed and (b) the exercise by Agent of any of the rights hereunder shall not release such Obligor from any of its duties or obligations under the contracts and agreements included in the Collateral.

7.6.                            Filing Authorization.  Each Obligor authorizes Agent to file any financing statement (including fixture filings after the PP&E Inclusion Date) in any relevant jurisdiction that indicates the Collateral, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.  In addition, each Obligor authorizes Agent to file with the United States Patent and Trademark Office or United States Copyright Office or Canadian Intellectual Property Office (or any successor or similar foreign office) the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, and such other documents as may be reasonably necessary for the purpose to perfecting, confirming, continuing, enforcing or protecting the Lien granted by each Obligor, without the signature of any Obligor (to the extent not required by any applicable filing office), and naming any Obligor or the Obligors as debtors and Agent as secured party.

7.7.                            Further Assurances.  Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems reasonably necessary under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.

7.8.                            No Further Actions.  Except for the filings and agreements referred to in Section 7.6 and except as set forth on Schedule 7.8, no consent, authorization, approval or other action by, and no notice of filing with, any Governmental Authority or other Person that has not been received, taken or made is required (i) for the grant by each Obligor of the security interest and Lien granted hereby or under any other Security Documents to the extent a security interest can be granted in such Collateral under the UCC or other Applicable Law, (ii) for the perfection and maintenance of the security interest and Lien hereunder or under any other Security Documents to the extent such security interest may be perfected by such filings referred to in Section 7.6, or (iii) for the exercise by the Secured Parties of the rights or the remedies in respect of the Collateral pursuant to this Agreement.

7.9.                            Cooperation.  Each Obligor agrees, after the occurrence and during the continuance of an Event of Default, to take any actions that Agent may reasonably request in order to enable the Secured Parties to obtain and enjoy the full rights and benefits granted to them by this Agreement and the other Loan Documents.  Each Obligor further consents to the transfer of control or assignment of all or any portion of the Collateral to a receiver, interim receiver, receiver-manager, trustee, transferee, or similar official or to any purchaser of the Collateral pursuant to any public or private sale, judicial sale, foreclosure or exercise of other remedies available to the Secured Parties as permitted by the Loan Documents, Applicable Law or otherwise.

SECTION 8       COLLATERAL ADMINISTRATION

8.1.                            Borrowing Base Certificates.  By the 20th day of each month (or by Tuesday of each week for the prior week any time that Availability is less than the Availability Threshold until such times as the Average Availability has exceeded the Availability Threshold for two consecutive calendar months), Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month (or week, if applicable), and at such other times as Agent may request.  All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; (c) to change Availability Reserves in accordance with the terms hereof; and (d) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

8.2.                            Administration of Accounts.

8.2.1.                            Records and Schedules of Accounts.  Each Borrower shall submit to Agent, on or before the 20th day of each month (or more frequently as requested by Agent following the occurrence of an Event of Default), accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent a summary aged trial balance and sales, collection, reconciliation and other reports in form satisfactory to Agent.  To the extent Agent has so requested, each Borrower shall also provide to Agent, on or before the 20th day of each month (or more frequently as Agent may request during the continuance of an Event of Default), a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.  If Accounts in an aggregate face amount of $2,000,000 or more cease to be Eligible Accounts, Borrowers shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Borrower has knowledge thereof.

8.2.2.                            Taxes.  If an Account of any Borrower includes a charge for any Taxes, Agent is authorized, when an Event of Default has occurred and is continuing in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3.                            Account Verification.  Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise.  Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.  Agent shall endeavor to give Boise Cascade prior notice of the Agent’s intention to conduct such verifications by telephone; provided, that the failure by Agent to give such notice shall in no event limit the right of the Agent to conduct such verifications; and provided, further, that in no event shall the Agent have any liability to any Obligors or otherwise for failure to deliver any notice described above.

8.2.4.                            Maintenance of Dominion Account.  Borrowers shall at all times maintain the Dominion Account pursuant to lockbox or other arrangements acceptable to Agent.  Neither Agent nor Lenders assume any responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.                            Proceeds of Collateral.  Each Obligor shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to the Dominion Account (or a lockbox relating to the Dominion Account) or a deposit account over which the Agent has a perfected security interest.  If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into the Dominion Account or a deposit account over which the Agent has a perfected security interest.

8.3.                            Administration of Inventory.

8.3.1.                            Records and Reports of Inventory.  Each Borrower shall keep accurate and complete records of its Inventory in all material respects, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request (but in no event more than monthly).  Each Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request.  Agent may participate in and observe each physical count.  Each Borrower shall also provide to Agent, on or before the 20th day of each month (or more frequently as Agent may request during the continuance of an Event of Default), a detailed report of all Inventory as of the end of the preceding month, in form satisfactory to Agent.

8.3.2.                            Returns of Inventory.  No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $2,000,000; and (d) any payment received by a Borrower for a return is promptly remitted to Agent for application to the Obligations.

8.3.3.                            Acquisition, Sale and Maintenance.  Borrowers shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA.  Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4.                            Administration of Equipment.

8.4.1.                            Records and Schedules of Equipment.  Each Borrower shall keep accurate and complete records of its Equipment in all material respects, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request (but no more than monthly), a current schedule thereof, in form satisfactory to Agent.  Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2.                            Dispositions of Equipment.  No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens (other than Permitted Liens).

8.4.3.                            Condition of Equipment.  The Borrowers will use commercially reasonable efforts to keep the Equipment in good operating condition and repair, and make all necessary replacements and repairs so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted.  Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.  No Borrower shall permit any Equipment included in the Collateral to become affixed to real Property it does not own or has mortgaged unless any landlord or mortgagee delivers a Lien Waiver.

8.5.                            Administration of Deposit Accounts.  Schedule 8.5 sets forth all Deposit Accounts maintained by Obligors as of the Closing Date, including the Dominion Account, and including a designation as to whether each such Deposit Account is a “Controlled Deposit Account”.  Each Obligor shall take all actions necessary to establish Agent’s control of each Controlled Deposit Account pursuant to a Deposit Account Control Agreement stating, among other things, (a) that the applicable financial institution shall comply with instructions from Agent regarding the applicable Controlled Deposit Account and the balance of funds on deposit therein from time to time without further consent of the applicable Obligor, (b) that until such financial institution receives a written notice from Agent that Agent is exercising exclusive control over transfers, withdrawals, and other dispositions of funds from the applicable Controlled Deposit Account (a “Notice of Exclusive Control”), the applicable Obligor and its authorized representatives shall have control of the applicable deposit account and all funds on deposit therein from time to time, including the authority to make transfers, withdrawals, and other dispositions of funds by check or any other means, and (c) that, promptly following receipt by such financial institution of a Notice of Exclusive Control from Agent, (i) such financial institution shall not permit any funds to be transferred or withdrawn by any Obligor from the applicable Controlled Deposit Account except with the prior written consent of Agent, and (ii) Agent shall have exclusive control over transfers, withdrawals, and other dispositions of funds from the applicable Controlled Deposit Account, in each case.  Agent agrees that it shall not deliver a Notice of Exclusive Control except during a Trigger Period or following an Event of Default and Agent agrees to promptly withdraw such Notice of Exclusive Control when such Trigger Periods is no longer in effect or such Event of Default is cured or waived in writing to the extent permitted and in accordance with the terms of this Agreement.

The Obligors shall be the sole account holders of each of its Deposit Accounts and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein.  Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same (provided that any Deposit Account opened after the Closing Date shall be a “Controlled Deposit Account” and shall be identified on Schedule 8.5 as such).  The Obligors shall not permit the balance of funds contained in any Deposit Account that is not subject to a Deposit Account Control Agreement (other than Deposit Accounts used solely for the purpose of making tax, payroll, or employee benefit payments) to exceed $250,000 at any time, and shall not permit the balance of funds contained in all Deposit Accounts that are not subject to Deposit Account Control Agreements (other than Deposit Accounts used solely for the purpose of making tax, payroll, or employee benefit payments) to exceed $500,000 at any time.

8.6.                            General Provisions.

8.6.1.                            Location of Collateral.  All tangible items of Collateral, other than Inventory in transit, and Collateral delivered to the Agent, shall at all times be kept by Obligors at the locations set forth in Schedule 8.6.1 (which shall indicate if such locations are not owned or leased by Obligors), except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States not included on Schedule 8.6.1 upon 5 Business Days prior written notice to Agent.  Notwithstanding the foregoing, so long as Collateral on consignment is not part of the Eligible Inventory or Eligible Offsite Inventory and is not subject to a bailee waiver in favor of Agent, such Collateral shall not be required to be included on Schedule 8.6.1 or subject to the limitations set forth herein and the Borrowers may have Collateral with an aggregate value not to exceed $1,000,000 for all locations not set forth on Schedule 8.6.1.

8.6.2.                            Insurance of Collateral; Condemnation Proceeds.

(a)                                  Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent (and Agent agrees that insurance in effect on the Closing Date is satisfactory).  From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches if Real Estate has been included in the PP&E during the PP&E Inclusion Period.  Unless Agent shall agree otherwise, each policy of property insurance covering the Collateral (and Equipment and Real Estate included in PP&E during the PP&E Inclusion Period), each policy of business interruption insurance, and each policy of liability insurance (other than D&O, fiduciary, special crime, and workers’ compensation insurance) shall include satisfactory endorsements (i) showing Agent as sole loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Obligor fails to provide and pay for any such insurance, Agent may, at its option, but shall not be required to, procure such insurance and charge Obligors therefor.  Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies for claims in excess of $2,500,000.  While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent to the extent required hereunder.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise claims with respect to property insurance covering the Collateral (and Equipment and Real Estate included in PP&E during the PP&E Inclusion Period), business interruption insurance, and liability insurance for any claims involving Agent or any Lender (other than D&O, fiduciary, special crime, and workers’ compensation insurance).

(b)                                 Any proceeds of property insurance covering the Collateral (and, subject to clause (c) below, Equipment and Real Estate included in PP&E during the PP&E Inclusion Period), any awards arising from condemnation of any Collateral (and, subject to clause (c) below, Equipment and Real Estate included in PP&E during the PP&E Inclusion Period), and any proceeds of business interruption insurance shall be paid to Agent and  shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding.

(c)                                  If Equipment and Real Estate has been included in PP&E during the PP&E Inclusion Period, if requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $1,000,000.

8.6.3.                            Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4.                            Defense of Title to Collateral.  Each Obligor shall, to the extent it is commercially sensible to do so in its reasonable business judgment), at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7.                            Power of Attorney.  Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor ‘s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  This power of attorney is coupled with an interest.   Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Obligor:

(a)                                  During a Trigger Event or following the occurrence and during the continuance of an Event of Default, endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)                                 During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign an Obligor ‘s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor ‘s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) to the extent an Obligor has rights sufficient to allow Agent or its designee to do so, use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (x) make and adjust claims under policies of insurance; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit or banker’s acceptance for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9        REPRESENTATIONS AND WARRANTIES

9.1.                            General Representations and Warranties.  To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower and other Obligor, as applicable, represents and warrants that, after giving effect to the transactions contemplated under the Purchase and Sale Agreement and related documents in each case as of the date of such representation and warranty is made unless an earlier date is specified:

9.1.1.                            Organization and Qualification.  Each Borrower, other Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Borrower, other Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign corporation, company or other entity in each jurisdiction where failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

9.1.2.                            Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3.                            Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4.                            Capital Structure.  Schedule 9.1.4 shows, for each Obligor and Subsidiary, as of the Closing Date, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests.  Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien and Permitted Liens arising by operation of law), and all such Equity Interests are duly issued, and in the case of Equity Interests representing a corporation, fully paid and non-assessable.  There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney (other than those granted under a Loan Document) relating to any Equity Interests of any Obligor or Subsidiary.

9.1.5.                            Corporate Names; Locations.  During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, no Obligor or Subsidiary has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person.  As of the Closing Date, the chief executive offices and other places of business of Borrowers and Subsidiaries are shown on Schedule 8.6.1.  During the five years preceding the Closing Date, no Obligor or Subsidiary has had any other office or place of business.

9.1.6.                            Title to Properties; Priority of Liens.  Each Obligor and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens.  Each Obligor and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agent in the Collateral (other than Liens on Collateral consisting of Deposit Accounts, Securities Accounts, Equity Interests of certain Foreign Subsidiaries, Letter of Credit Rights, and other Investment Property not held in a Securities Account, in each case to the extent not required to be perfected hereunder or pursuant to the Post-Closing Agreement, money not in possession of the Agent, Copyrights, and foreign Intellectual Property) are duly perfected, first priority Liens, subject only to Permitted Liens.

9.1.7.                            Accounts.  Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto.  Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)                                  it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b)                                 it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)                                  it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d)                                 it is not subject to any offset, Lien (other than Agent’s Lien or Permitted Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e)                                  no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (unless such restriction is ineffective under the UCC), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f)                                    no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)                                 to the best of the Senior Officer’s of each Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account (other than rebates granted in the Ordinary Course of Business); (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened in writing or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.8.                            Financial Statements.  The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and Subsidiaries that have been delivered to Agent and Lenders, are prepared in accordance with GAAP (except as set forth in Section 6.1(j) and, in the case of unaudited financial statements, subject to year-end adjustments and the absence of footnotes), and fairly present the financial positions and results of operations of Boise Cascade and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith and based on assumptions believed by Borrowers to be reasonable in light of the circumstances at such time (it being understood that the projections are subject to significant assumptions and contingencies, many of which are beyond Borrowers control, no assurance can be given than the projections will be realized and the actual results may differ materially).  As of the Closing Date, there has been no change in the condition, financial or otherwise, the Obligors taken as a whole that would reasonably be expected to have a Closing Date Material Adverse Effect.  Since December 31, 2007, there has not been a Material Adverse Effect.  No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading in light of the circumstances under which such statements are made.  The Borrowers, individually and the Obligors on a consolidated basis, are Solvent.

9.1.9.                            Surety Obligations.  Except as disclosed on Schedule 9.19, as of the Closing Date, no Obligor or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person.

9.1.10.                     Taxes.  Each Obligor and Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to the extent being Properly Contested.  The provision for Taxes on the books of each Borrower and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.11.                     Brokers.  There are no third-party brokerage commissions, finder’s fees or investment banking fees payable in connection with the Loans or the Revolver Commitments.

9.1.12.                     Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of such Obligor, each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, and such use does not conflict with, misappropriate, infringe on or violate, in any material respect, the intellectual property rights of others.  All registrations of Intellectual Property owned by an Obligor and set forth on Schedule 9.1.12(a) are and, to the Obligors’ knowledge, all Intellectual Property exclusively licensed to an Obligor on the Closing Date, are valid, enforceable, subsisting and unexpired and have not been abandoned, except for such instances that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no pending or, to the knowledge of any Senior Officer of Borrowers, threatened (in writing) pending Intellectual Property Claim that has been received by, or filed against, a Borrower in within the last three years with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property) which could reasonably be expected to have a Material Adverse Effect.  There is no holding or judgment that has been rendered on or after the date that is five years prior to the Closing Date by any Governmental Authority or arbitrator in the United States or outside the United States which would limit or cancel the validity or enforceability of any Intellectual Property owned by an Obligor, or to such Obligor’s knowledge, any Intellectual Property licensed to an Obligor which could reasonably be expected to have a Material Adverse Effect.  To the knowledge of Obligors, there are no any unauthorized infringing uses of any item of Intellectual Property owned by any Obligor that could reasonably be expected to (i) lead to such item becoming invalid or unenforceable and (ii) have a Material Adverse Effect.  As of the Closing Date, no Obligor or Subsidiary pays or owes, pursuant to a License, any material Royalty or other material compensation to any Person with respect to any Intellectual Property.  All Registered Intellectual Property owned by any Obligor or Subsidiary as of the Closing Date is shown on Schedule 9.1.12(a).

9.1.13.                     Governmental Approvals.  Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, including without limitation, all material licenses, permits, leases and agreements necessary to its business, except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14.                     Compliance with Laws.  Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.  There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any material Applicable Law material to the Borrowers’ business.  To the knowledge of the Borrowers after due inquiry, no Inventory has been produced in violation of the FLSA.

9.1.15.                     Compliance with Environmental Laws.  Except as disclosed on Schedule 9.1.15 or as would not reasonably be expected to result in a Material Adverse Effect, no Obligor ‘s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up.  No Obligor or Subsidiary has received any Environmental Notice with respect to circumstances that could reasonably be expected to result in a Material Adverse Effect.  No Borrower or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it, which, in each case, would reasonably be expected to have a Material Adverse Effect.

9.1.16.                     Burdensome Contracts.  No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that would reasonably be expected to have a Material Adverse Effect.  No Obligor or Subsidiary is party or subject to any Restrictive Agreement other than a Permitted Restrictive Agreement, none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

9.1.17.                     Litigation.  Except as shown on Schedule 9.1.17, there are no proceedings or investigations pending or, to any Borrower’s knowledge, threatened in writing against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.  No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

9.1.18.                     No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract.  There is no basis upon which any party (other than an Obligor or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

9.1.19.                     ERISA.  Except as disclosed on Schedule 9.1.19:

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, an application for such a letter is currently being processed by the IRS with respect thereto or such plan is still within its applicable remedial amendment period for purposes of such an application and, to the knowledge of Borrowers, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification.  Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code for any plan year ended in 2007 or any prior calendar year, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                                 There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or would reasonably be expected to have a Material Adverse Effect.

(c)                                  (i) No ERISA Event has occurred or is reasonably expected to occur (other than resulting from the Paper Group Disposition) which would reasonably be expected to result in a material liability; (ii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under

Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d)                                 With respect to any Foreign Plan, except as would not reasonably be expected to result in a material liability to an Obligor, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable Governmental Authority.

9.1.20.                     Trade Relations.  There exists no actual or threatened (in writing) termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, that could reasonably be expected to have a Material Adverse Effect.  There exists no condition or circumstance that would reasonably be expected to impair in any material respect the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.21.                     Labor Relations.  Except as described on Schedule 9.1.21, as of the Closing Date, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, material management agreement, or material consulting agreement.  There are no grievances, disputes or controversies with any union or other organization of any Obligor ‘s or Subsidiary’s employees, or, to any Borrower’s knowledge, any asserted or threatened (in writing) strikes, work stoppages or demands for collective bargaining, in each case, that could reasonably be expected to have a Material Adverse Effect.

9.1.22.                     Payable Practices.  No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date, other than changes consistent with then-current industry practice that could not reasonably be expected to have a Material Adverse Effect.

9.1.23.                     Not a Regulated Entity.  No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.24.                     Margin Stock.  No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.25.                     Material Subsidiaries.  None of the Obligors has any Material Subsidiary that is not either a Borrower or a Guarantor.

9.1.26.                     Copyrights.  None of the Excluded Copyrights are used in the manufacture or sale of any products of the Obligors or have any material value.

9.2.                            Complete Disclosure.  No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.   There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10                        COVENANTS AND CONTINUING AGREEMENTS

10.1.                     Affirmative Covenants.  As long as any Commitments are Outstanding or Full Payment has not been made on all Obligations, each Obligor shall, and shall cause each Subsidiary to:

10.1.1.                     Inspections; Appraisals.

(a)                                  Permit Agent from time to time, subject to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor ‘s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants (so long as, with respect to advisors and accountants, a representative of the Borrowers have been afforded a reasonable opportunity to be present at such discussions) such Obligor ‘s or Subsidiary’s business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor.  Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)                                 Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, (x) up to three times per Loan Year in the event that Average Availability is less than the Availability Threshold for any month during such Loan Year or an Event of Default has occurred and is continuing, and (y) up to two times per Loan Year at any other time; (ii) appraisals of Inventory (x) up to two times per Loan Year in the event that Average Availability is less than the Availability Threshold for any month during such Loan Year or an Event of Default has occurred and is continuing and (y) one time per Loan Year at any other time; and (iii) during the PP&E Inclusion Period, appraisals of Equipment, one time per Loan Year and following an Event of Default, an appraisal of Real Estate.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group.  This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes, but payment for such examinations and appraisals by Borrowers is limited as set forth herein.

10.1.2.                     Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent:

(a)                                  as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Boise Cascade and Subsidiaries, which shall be audited and certified (without qualification as to scope, “going concern” or similar items) by KPMG LLP or another firm of independent certified public accountants of recognized standing selected by Obligors and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b)                                 as soon as available, and in any event within 45 days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Boise Cascade and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such fiscal quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c)                                  if at any time Availability falls below the Reporting Availability Threshold and until such time as Average Availability for two months is greater than the Reporting Availability Threshold, as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis and separately for the Building Material Distribution Group and the Wood Products businesses of the Obligors from the Borrowers’ internal operating statements (which are not intended to be prepared in accordance with GAAP), certified by the chief financial officer of Borrower Agent as fairly presenting the financial position and results of operations for such month;

(d)                                 as soon as available, and in any event not later than 20 days as of the end of each month, detailed calculations setting forth any differences from the projections delivered in the previous month’s Borrowing Base Certificate, with respect to (i) declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (ii) adjustments to advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (ii) to the extent the calculation set forth in such Borrowing Base Certificate did not accurately reflect the Availability Reserve.

(e)                                  concurrently  with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by Agent while a Default or Event of Default exists (but no more frequently than monthly), a Compliance Certificate executed by a Senior Officer of Borrower Agent;

(f)                                    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;

(g)                                 concurrently with delivery of financial statements under clauses (a) and (b) above, (i) a schedule of all obligations of the Obligors as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person (or a certificate that there have been no changes with respect to such obligations since the last delivery of such a schedule), and (ii) a schedule of all collective bargaining agreements, material management agreements, and material consulting agreements by which any Obligor or Subsidiary is party to or bound (or a certificate that there have been no changes with respect to such agreements since the last delivery of such a schedule);

(h)                                 as soon as available but not later than 45 days following the beginning of each Fiscal Year, projections of Boise Cascade’s consolidated balance sheets, results of operations, cash flow and Availability for the such Fiscal Year, quarter by quarter, and for the next three Fiscal Years, year by year;

(i)                                     all reports and other disclosures required under Sections 8.2.1 and 8.3.1;

(j)                                     at Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(k)           promptly after the sending or filing thereof, copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor;

(l)            promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan; and

(m)          such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business.

10.1.3.       Notices.  Notify Agent and Lenders in writing, promptly after a Borrower’s Senior Officer’s obtaining knowledge thereof, of any of the following that affects an Obligor:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination is reasonably likely and could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened (in writing) labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any event of default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $500,000; (f) the assertion of any Intellectual Property Claim, if it could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution is reasonably likely and could have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, if it could reasonably be expected to have a Material Adverse Effect; (i) the occurrence of any ERISA Event which would reasonably be expected to result in a material liability to an Obligor or the failure of any Obligor or Subsidiary to timely contribute any amount required to be contributed to a Pension Plan under Sections 412 and 430 of the Code; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (k) any opening of a new office or place of business with 150 employees, at least 30 days prior to such opening.

10.1.4.       Landlord and Storage Agreements.  Upon request, provide Agent with copies of all existing material agreements between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which there is any Collateral.

10.1.5.       Compliance with Laws.  Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain would not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary that would reasonably be expected to have a Material Adverse Effect, it shall act promptly and diligently to investigate such Environmental Release to the extent required by Environmental Laws and report to Agent and to the extent required by Environmental Laws report all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to the extent required by Environmental Laws to remediate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.       Taxes.  Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or are of a de minimis amount; provided that Taxes that are determined to have been due as a result of a subsequent audit notwithstanding a good faith determination by the Obligors that such Taxes were not payable at the time such Taxes are determined to have been due shall not be deemed to be delinquent for purposes of this

Section 10.1.6 so long as the Obligors shall pay and discharge such Taxes promptly following the auditor’s determination that such Taxes were due, unless such determination is being Properly Contested.

10.1.7.       Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent (and Agent acknowledges that insurer providing insurance on the Closing Date is satisfactory), (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in such amounts, and with such coverages and deductibles, as are customary for companies similarly situated, and subject to an Insurance Assignment satisfactory to Agent.

10.1.8.       Intellectual Property.

(a)           Each Obligor shall, subject to its reasonable business judgment, (i) continue to use each Trademark that is set forth on Schedule 9.1.12(a) in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain, consistent with reasonable business judgment, the quality of products and services offered under each such Trademark and take all commercially reasonable steps to ensure that all licensed users of such Trademark maintain quality standards as established by such Obligor, (iii) use reasonable efforts to use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark owned by any Obligor which is confusingly similar or a colorable imitation of such Trademark unless Agent, for the benefit of the Secured Parties, shall be entitled to obtain a perfected security interest in such mark pursuant to this Agreement, the Trademark Security Agreement and any other Security Document, immediately following such adoption or use, and (v) not knowingly (and not knowingly permit any licensee or sublicensee thereof to, subject to existing Licenses) do any act or knowingly omit to do any act whereby any registration of such Trademark would be reasonably likely to become invalidated or impaired in any way; in each case with respect to subsections (i) to (v), except for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect.

(b)           Each Obligor, except in accordance with its reasonable business judgment, shall not knowingly (and not knowingly permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any Patent owned by an Obligor that is set forth on Schedule 9.1.12(a) would be reasonably likely to become forfeited, abandoned or dedicated to the public, except for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect.

(c)           Each Obligor, except in accordance with its reasonable business judgment, will not knowingly (and will not knowingly permit any licensee thereof to, subject to existing Licenses) (i) do any act or knowingly omit to do any act whereby any material portion of such Copyrights owned by an Obligor would be reasonably likely to become invalidated or otherwise impaired, or (ii) do any act which would be reasonably likely to cause any material portion of the Copyrights owned by an Obligor to fall into the public domain, except, in each case, for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect.

(d)           Each Obligor, except in accordance with its reasonable business judgment, agrees that it shall not (A) do any act that uses any Intellectual Property to infringe, misappropriate or violate the intellectual property rights of any other Person if such act is(i) done knowingly in violation of such other person’s rights and (ii) could reasonably be expected to have a Material Adverse Effect,  except, in each case, for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect.

(e)           Concurrently with the delivery of the financial statements as provided in this Agreement, each Obligor shall notify Agent if it knows that any application or registration included in the Registered Intellectual Property owned or exclusively licensed by an Obligor has become forfeited, abandoned or dedicated to the public, or of any materially adverse determination of any Governmental Authority regarding any Obligor’s ownership of or right to use, or the validity of, any such Intellectual Property or such Obligor’s right to register the same, to own and maintain the same or use the same, except for (i) office actions issued by the United States Patent and Trademark Office, the United States Copyright Office or any similar office, agency or Governmental Authority in any other country or any political subdivision thereof during the ordinary course of prosecution of any applications for any Intellectual Property, and (ii) such instances of non-compliance, forfeit, dedication to the public, or abandonment, and such determinations, that, individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect.

(f)            Subject to such Obligor’s reasonable business judgment, each Obligor shall take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office, agency or Governmental Authority in any other country or any political subdivision thereof, to maintain and pursue each pending application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property owned by an Obligor including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office or any similar office, agency or Governmental Authority in any other country or any political subdivision thereof, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, except for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(g)           Notwithstanding anything to the contrary set forth in this Section 10.1.8, each Obligor shall not, without the prior written consent of Agent, abandon any registration of its material Intellectual Property, unless (i) such Obligor shall have determined, in its discretion, reasonably exercised, that the use or the pursuit or maintenance of such registration of Intellectual Property is no longer commercially reasonable or desirable in the conduct of such Obligor’s business or (ii) the loss thereof, individually or in the aggregate with other Intellectual Property abandoned pursuant to this Section 10.1.8(g), could not reasonably be expected to have a Material Adverse Effect. Upon the request of Agent, such Obligor shall prepare and deliver to Agent a summary of any registrations of material Intellectual Property so abandoned.

(h)           In the event that any Obligor becomes aware that any material Intellectual Property owned by an Obligor has been infringed, misappropriated or diluted in any material respect by another party, such Obligor shall take such actions and cause its Subsidiaries to take such actions, as such Obligor shall reasonably deem appropriate under the circumstances (to the extent such infringement, misappropriation, or dilution could reasonably be expected to have a Material Adverse Effect, as Agent may reasonably request) to protect, maintain, enforce and preserve the full value of such Intellectual Property.

(i)            Each Obligor shall take all reasonably necessary steps reasonable under the circumstances to protect the secrecy of all material Trade Secrets of such Obligor, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

10.1.9.       Future Subsidiaries.  Promptly notify Agent upon any Person becoming a Material Subsidiary and, if such Person is or becomes a Material Subsidiary after the Closing Date, cause it to become a Guarantor hereunder, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person that would constitute Collateral at such time, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate.  The Borrowers may elect, with the written consent of the Agent (which consent shall not be unreasonably withheld), to cause any Material Subsidiary to become a Borrower hereunder (as opposed to a Guarantor) by executing a joinder to this Agreement in form and substance satisfactory to Agent and causing such Material Subsidiary to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Material Subsidiary that would constitute Collateral at such time, including, without limitation,  delivery of such legal opinions, appraisals and filed examinations in form and substance satisfactory to Agent, as it shall deem appropriate.  It is understood and agreed that the assets of a new Borrower shall not be eligible for advances until Agent has competed its due diligence on such assets and the new Borrower with results satisfactory to the Agent and has advised the new Borrower in writing of Agent’s credit approval.

10.1.10.     Controlled Deposit Accounts.  Maintain at all times Deposit Account Control Agreements that comply with the requirements set forth in Section 8.5 with respect to all Controlled Deposit Accounts.

10.1.11.     Equity Issuances.  Notify Agent in writing within 10 days following the issuance by Parent of any additional Equity Interests of any class (other than pursuant to any management or employee incentive program) or the creation by Parent of any new class of Equity Interests.

10.1.12.     Post-Closing Agreement.  Comply with the terms of the Post-Closing Agreement, dated as of the date hereof between the Obligors and the Agent, within the time periods set forth therein.

10.2.       Negative Covenants.  As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1.       Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt, except:

(a)           the Obligations;

(b)           Subordinated Debt;

(c)           Permitted Purchase Money Debt;

(d)           Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt) described on Schedule 10.2.1, but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e)           Bank Product Debt;

(f)            Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when such asset is acquired by a Borrower or Subsidiary, as long as such Debt (i) was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, (ii) is unsecured or secured by assets other than Accounts and Inventory, and (iii) does not exceed in the aggregate at any time the greater of (x) $25,000,000 and (y) 30% of the value of the Person being acquired (if the transaction involves the acquisition of a Person);

(g)           Permitted Contingent Obligations;

(h)           Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)            other Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $2,000,000 in the aggregate at any time;

(j)            Debt of (A) any Obligor owing to any other Obligor, (B) any Subsidiary that is not an Obligor owing to any other Subsidiary that is not an Obligor, (C) any Obligor owing to any Subsidiary that is not an Obligor (so long as such Debt is subordinated to the Obligations on customary terms and conditions) or (D) any Subsidiary that is not an Obligor owing to any Obligor so long as such Debt constitutes a Permitted Investment;

(k)           purchase price adjustment and similar obligations incurred by the Borrowers or any Subsidiary in connection with a Permitted Investment, to the extent such obligations would otherwise constitute Debt;

(l)            other unsecured Debt in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;

(m)          any other Debt (which may be secured by Liens on assets that do not constitute Collateral); provided that (i) no Default or Event of Default exists immediately prior to or would result directly or indirectly from the incurrence of such Debt and (ii) Availability immediately after giving effect thereto and Average Availability for the most recently ended Fiscal Quarter after giving pro forma effect to thereto, in each case, is not less than the Restricted Payment Availability Threshold; and provided, further, that any such Debt in excess of $5,000,000 in the aggregate shall have a final maturity date later than the Revolver Termination Date and a weighted average life to maturity of not less than four (4) years;

(n)           Debt in respect of Hedge Agreements not entered into for speculative purposes;

(o)           Debt in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and similar obligations not in connection with Borrowed Money, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(p)           Debt consisting of (i) financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the Ordinary Course of Business and not in connection with Borrowed Money;

(q)           Debt representing deferred compensation to employees of the Borrowers (or any direct or indirect parent thereof) and the Subsidiaries incurred in the Ordinary Course of Business;

(r)            additional Debt of Foreign Subsidiaries under local working capital lines in an aggregate principal amount that at the time of incurrence does not cause the aggregate principal amount of Debt incurred in reliance on this clause to exceed $25,000,000;

(s)           Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided that such Indebtedness is extinguished within five Business Days of its incurrence; and

(t)            cash management obligations and Debt in respect of netting services, overdraft facilities, employee credit card programs, cash pooling arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any cash pooling arrangements, the total amount of all deposits subject to any such cash pooling arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such cash pooling arrangements.

10.2.2.       Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)           Liens in favor of Agent;

(b)           Purchase Money Liens securing Permitted Purchase Money Debt;

(c)           Liens for Taxes not yet due or being Properly Contested;

(d)           statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Obligor or Subsidiary;

(e)           Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens (if Agent has a Lien on such Asset);

(f)            Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)           Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens (if Agent has a Lien on such Asset);

(h)           easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)            normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)            existing Liens shown on Schedule 10.2.2;

(k)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith;

(l)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(m)          any Lien on any property or asset acquired after the Closing Date and existing prior to the acquisition thereof by the Borrowers or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date that exists prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrowers or any Subsidiary, (C) such Liens does not extend to any Property arising or acquired after the date of acquisition and (D) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than with respect to (1) the capitalization of interest and (2) the capitalization of any prepayment premiums payable in respect of the obligations so extended, renewed or replaced);

(n)           Liens arising from precautionary UCC financing statements filed with respect to any lease permitted by this Agreement;

(o)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)           licenses, sublicenses, leases and subleases entered into in the ordinary course of business and any landlords’ liens arising under any such leases;

(r)            Liens arising solely under Article 4 of the Uniform Commercial Code relating to collection on items in collection and documents and proceeds related thereto;

(s)           other Liens on assets not constituting Collateral securing Debt permitted under Section 10.2.1(l);

(t)            Liens arising from judgments or decrees in circumstances not constituting an Event of Default; and

(u)           ground leases in respect of Real Estate on which facilities owned or leased by the Borrowers or any of their Subsidiaries are located.

10.2.3.          Intentionally Deleted.

10.2.4.          Distributions; Restrictions on Upstream Payments.  (a) Declare or make any Distributions, except (i) provided that no Event of Default of the type described in clause (a), (c) (solely to the extent such Event of Default under clause (c) results from a failure to perform any covenant contained in Section 10.3), or (k) of Section 11.1 exists immediately prior to such Distributions, for so long as Parent is a pass-through (including a partnership) or disregarded entity for United States Federal income tax purposes, Boise Cascade and Parent may make Permitted Tax Distributions; (ii) provided that no Default or Event of Default exists immediately prior to or would result directly or indirectly from such Distributions, the Obligors may make Upstream Payments; (iii)  Distributions made on the Closing Date in connection with the Paper Group Disposition in accordance with the Contribution Agreement (as in effect on the Closing Date); (iv) any Distribution of any Equity Interest of Boise, Inc. or Debt of Boise, Inc. owing to any Obligor or the proceeds thereof; and (v) provided that (x) no Default or Event of Default exists immediately prior to or would result directly or indirectly from such Distributions and (y) Availability immediately after giving effect thereto and Average Availability for the most recently ended Fiscal Quarter after giving pro forma effect to thereto, in each case, is not less than the Restricted Payment Availability Threshold, Boise Cascade may make Distributions to the extent otherwise permitted under this Agreement.

(b)           Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or pursuant to a Permitted Restricted Agreement.

10.2.5.       Restricted Investments.  Make any Restricted Investment.

10.2.6.       Disposition of Assets.  Make any Asset Disposition except (a) a Permitted Asset Disposition, (b) a disposition of Equipment under Section 8.4.2, and (c) any other Asset Disposition approved in writing by Agent and Required Lenders; provided that the Net Proceeds from any Asset Disposition made during a Trigger Period shall be remitted to Agent for application against outstanding Obligations; and provided, further, that (i) any Asset Disposition shall in any event be for fair value and (ii) in no event shall the Obligors be permitted to sell, lease, transfer, or otherwise dispose of all or substantially all of the assets of any Borrower, whether in a single transaction or a series of related transactions, except to another Borrower.

10.2.7.       Loans.  Make any loans or other advances of money to any Person, except (a) advances to an officer, director or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) the acquisition of debt securities issued by a member of the Paper Group in connection with the Paper Group Disposition; (e) intercompany loans solely among Borrowers; (f) intercompany loans solely among Guarantors; (g) intercompany loans by any Borrower to any Guarantor or by any Guarantor to any Borrower provided that any such loans shall not exceed $5,000,000 in the aggregate if any Default or Event of Default exists immediately prior to or would result directly or indirectly from the making of such loans; (h) debt obligations of a purchaser in connection with a Permitted Asset Sale representing no more than 30% of the sale price of the assets disposed of in connection with such Permitted Asset Sale; (i) loans from Subsidiaries that are not Obligors to Obligors to the extent permitted under Section 10.2.1; (i) extensions of trade credit in the Ordinary Course of Business; and (j) other loans or advances constituting Investments that are not Restricted Investments.

10.2.8.       Restrictions on Payment of Certain Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Subordinated Debt, except (a) regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt repayments of principal (together with any accrued interest and premiums thereon) with the proceeds of the Paper Group Disposition in at least the amount disclosed to the parties as set forth on Schedule 10.2.8 on the Closing Date and (c) any other prepayment, redemption, retirement, defeasance or acquisition of Subordinated Debt (together with any accrued interest and premiums thereon); provided that in the case of clause (c), (i) no Event of Default exists immediately prior to or would result directly or indirectly from the incurrence of such Debt and (ii) Availability immediately after giving effect thereto and Average Availability for the most recently ended fiscal month after giving pro forma effect to thereto, in each case, is not less than the Restricted Payment Availability Threshold.

10.2.9.       Fundamental Changes.  (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower (i) any Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and if any party to such merger is an Obligor, such surviving entity is an Obligor, (iii) any Subsidiary may liquidate or dissolve if Boise Cascade determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders, (iv) any Borrower may permit another Person to merge or consolidate with such Borrower or a Subsidiary in order to effect a Permitted Investment (provided that the surviving entity is a Borrower or a wholly-owned Subsidiary) and (v) a Subsidiary may merge into and consolidate with another Person in order to effect a transaction in which all the Equity Interests of such Subsidiary owned directly or indirectly by the Borrowers would be disposed of pursuant to a Permitted Asset Disposition, (b) change its name, change its tax, charter or other organizational identification number, or change its form or state of organization, in each case except on 10 Business Days prior notice and so long as the Borrowers provide Agent with all appropriate documentation (and confirmation of filing thereof) that Agent reasonably requests to confirm the continued perfection of its security interests in the Collateral.

10.2.10.      Subsidiaries.  (a) Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or (b) permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying interests and Equity Interests issued to Obligors constituting Collateral hereunder.

10.2.11.     Organic Documents.  Amend, modify or otherwise change any of its Organic Documents in any material respect as in effect on the Closing Date, except for changes required by or reasonably related to any transaction permitted under Section 10.2.9.

10.2.12.     Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.13.     Restrictive Agreements.  Become a party to any Restrictive Agreement, except (each of the following a “Permitted Restrictive Agreement”) (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.1.16; (b) a Restrictive Agreement relating to secured Debt permitted hereunder, if such restrictions apply only to the collateral for such Debt; (c) customary provisions in leases, licenses, and other contracts restricting assignment thereof; (d) any Loan Document, the Subordinated Debt Documents or any other document evidencing Debt otherwise permitted to be incurred hereunder so long as such provision do not prohibit the Borrowers from granting Liens on any of the Collateral or amend the Loan Documents or make Distributions among Obligors and (e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

10.2.14.     Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.15.     Conduct of Business.  Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.16.     Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms (which terms shall be fully disclosed to Agent in the case of transactions involving the transfer of value in excess of $1,000,000) no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) transactions between or among the Obligors not involving any other Affiliate, (h) the payment to Principal Holder of management fees and expense reimbursements to the extent such fees do not exceed $1,000,000 in the aggregate for all such fees in any Fiscal Year, (i) any Distribution permitted by Section 10.2.4, (j) the issuance of Equity Interests of Boise Cascade to Parent or any Foreign Subsidiary to any Obligor so long as such issuance is otherwise permitted hereunder, (k) the consummation of the Paper Group Disposition, (l) transactions consummated pursuant to the Contribution Agreement or the Purchase and Sale Agreement (in each case, as in effect on the Closing Date), and (m) any acquisition of Equity Interests from former employees in connection with the Paper Group Disposition.

10.2.17.     Plans.  Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.18.        Amendments to Subordinated Debt Documents; Amendments to Outsourcing Services Agreement.  (a) Amend, supplement or otherwise modify any Subordinated Debt Documents, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; or (vii) results in the Obligations not constituting “Senior Indebtedness” under the Indenture, or otherwise not being fully benefited by the subordination provisions thereof; provided that the Obligors shall be permitted to make any such amendment, supplement, or other modification solely to the extent that on the effective date thereof the Obligors would have been permitted to incur new Debt under clauses (l) or (m) of Section 10.2.1 in the full amount of the outstanding Subordinated Debt to which such amendment, supplement, or other modification relates.

(b)           Amend, supplement or otherwise modify the Outsourcing Services Agreement in a manner materially adverse to the interests of the Lenders or terminate the Outsourcing Services Agreement (unless following such termination the Obligors intend to perform for themselves the services contemplated therein), in each case  without the prior written consent of Agent.

10.3.       Financial Covenants.  As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1.       Fixed Charge Coverage Ratio. During any Trigger Period, maintain a Fixed Charge Coverage Ratio as of the last day of any month of at least 1.0 to 1.0.

10.3.2.       Capital Expenditures.  Capital Expenditures may be made (a) so long as Availability immediately after giving effect thereto and Average Availability for the most recently ended Fiscal Quarter after giving pro forma effect thereto, in each case, is not less than the Restricted Payment Availability Threshold, and (b) at any other time, $30,000,000 in the aggregate during any Fiscal Year.

SECTION 11        EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.       Events of Default.  Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)           An Obligor fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)           Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)           A Borrower breaches or fail to perform any covenant contained in Sections 7.2, 7.4, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d)           An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such

Obligor has actual knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)           A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)            Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound which is not cured  or waived in accordance with such document, instrument or agreement, relating to any Debt for Borrowed Money (other than the Obligations) in excess of $20,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g)           Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $7,500,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)           A loss, casualty, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $10,000,000;

(i)            An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time and such cessation of business could reasonably be expected to have a Material Adverse Effect; or any material Collateral or Property of an Obligor is taken or impaired through condemnation;

(j)            an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs (unless otherwise permitted hereunder); or any Borrower individually ceases to be, or the Obligors taken as a whole cease to be, Solvent;

(k)           An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee, receiver, interim receiver, receiver and manager, monitor or similar official is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely controverted by the Obligor, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;

(l)            An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in material liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which could reasonably be expected to result in material liability of an Obligor to such Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(m)          An Obligor or any of its Senior Officers is convicted for (i) a felony committed in the conduct of the Obligor’s business that could reasonably be expected to have a Material Adverse Effect, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property of an Obligor or any material portion of the Collateral; or

(n)           A Change of Control occurs.

11.2.       Remedies upon Default.  If an Event of Default described in Section 11.1(k) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)           declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b)           terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c)           require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)           exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable.  Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable.  Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3.       License.  For the purpose of enabling the Agent, during the continuance of an Event of Default, to exercise the rights and remedies under Section 11.2 at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to the Agent, to the extent assignable by such Obligor, is hereby granted an irrevocable, non-exclusive license (subject, (i) in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Obligor to avoid the risk of invalidation of such Trademarks, and (ii) in the case of Trade Secrets, to an obligation of the Agent to take steps reasonable under the circumstances to keep the Trade Secrets confidential to avoid the risk of invalidation of such Trade Secrets) or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property owned by Obligors in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.  The license granted in this Section 11.3 shall continue in full force and effect until Full Payment of the Obligations and termination of this Agreement in accordance with its terms, at which time such license shall immediately terminate.

11.4.       Setoff.  At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.       Remedies Cumulative; No Waiver.

11.5.1.       Cumulative Rights.  All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Obligors contained in the Loan Documents are cumulative and not in derogation or substitution of each other.  In particular, the rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise.

11.5.2.       Waivers.  The failure or delay of Agent or any Lender to require strict performance by any Obligor with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing.  All rights and remedies shall continue in full force and effect until Full Payment of all Obligations.  No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Borrower Agent and executed by Agent or the requisite Lenders, and such modification shall be applicable only to the matter specified.  No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated.  If Agent or any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if Agent or any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy.  It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12        AGENT

12.1.       Appointment, Authority and Duties of Agent.

12.1.1.       Appointment and Authority.  Each Lender appoints and designates Bank of America as Agent hereunder.  Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders.  Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise.  The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto.  Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible In-Transit Inventory or Eligible Inventory, or whether to impose or release any Availability Reserve, and to exercise its Credit Judgment, if applicable, in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

12.1.2.       Duties.  Agent shall not have any duties except those expressly set forth in the Loan Documents.  The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

12.1.3.       Agent Professionals.  Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.       Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law.  Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act.  Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders.  In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2.       Agreements Regarding Collateral and Field Examination Reports.

12.2.1.       Lien Releases; Care of Collateral.  The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Obligors on any Collateral shall be automatically released (a) in the case of all Obligors, in full, upon Full Payment, (b) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Obligor to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Obligor upon its reasonable request without further inquiry), (c) to the extent such Collateral is comprised of property leased to a Obligor, upon termination or expiration of such lease, (d) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 14.1.1), (e) to the extent the property constituting such Collateral is owned by any Subsidiary, upon the release of such Subsidiary from its obligations under this Agreement upon a disposition of such Subsidiary permitted under the terms of this Agreement (it being understood that any such disposed of Subsidiary shall be released from all of its obligations under the Loan Documents in connection therewith) and (f) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Agent pursuant to the Security Documents.  The Lenders hereby authorize the Agents to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.  Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2.       Possession of Collateral.  Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of Secured Parties) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession.  If any Lender obtains possession of any such Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

12.2.3.       Reports.  Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit, examination or appraisal prepared by or on behalf of Agent with respect to any Obligor or Collateral (“Report”).  Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations.  Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain any part or contents of a Report through such Lender.

12.3.       Reliance By Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4.       Action Upon Default.  Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.  Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5.       Ratable Sharing.  If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  No Lender shall set off against the Dominion Account without the prior consent of Agent.

12.6.       Indemnification of Agent Indemnitees.  EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT).  In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders.  If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7.       Limitation on Responsibilities of Agent.  Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents.  Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8.       Successor Agent and Co-Agents.

12.8.1.       Resignation; Successor Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers.  Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrowers.  If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders.  Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring

Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2.  Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent.  Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2.       Separate Collateral Agent.  It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction.  If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent.  If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent.  Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent.  Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent.  If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.       Due Diligence and Non-Reliance.  Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder.  Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary.  Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10.     Replacement of Certain Lenders.  If a Lender (a) fails to fund its Pro Rata share of any Loan or LC Obligation hereunder, and such failure is not cured within two Business Days, (b) defaults in performing any of its obligations under the Loan Documents, or (c) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice.  Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if a Lender fails to execute same.  Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).  All fees, cost and expenses (including any assignment or processing fee due to Agent) associated with an assignment pursuant to this Section 12.10 shall be paid by Borrowers.

12.11.     Remittance of Payments and Collections.

12.11.1.     Remittances Generally.  All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day.  Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2.     Failure to Pay.  If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation.  In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to Agent.

12.11.3.     Recovery of Payments.  If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it.  If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender.  If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12.     Agent in its Individual Capacity.  As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender.  Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders.  In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13.     Agent Titles.  Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14.     No Third Party Beneficiaries.  This Section 12 is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations.  This Section 12 does not confer any rights or benefits upon any Obligor or any other Person.  As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13        BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1.       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, and their respective successors and permitted assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3.  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.       Participations.

13.2.1.       Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2.       Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3.       Benefit of Set-Off.  Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3.       Assignments.

13.3.1.       Permitted Assignments.  A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any

Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2.       Effect; Effective Date.  Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3.  From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable.  The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire reasonably satisfactory to Agent.

SECTION 14        MISCELLANEOUS

14.1.       Consents, Amendments and Waivers.

14.1.1.       Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a)           without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)           without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;

(c)           without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and

(d)           without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, or the total Commitments; (v) release Collateral with a book value greater than (A) $35,000,000 or (B) 10% of the Revolving Credit Facility during any calendar year, except as currently contemplated by the Loan Documents; or (vi) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.

14.1.2.       Limitations.  The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves.  Notwithstanding Section 14.1.1, only the consent of the parties to the Fee Letter, any Lien Waiver, Deposit Account Control Agreement, Insurance Assignment or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document.  The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing.  Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.  Notwithstanding any of the foregoing, the Agent, acting in its sole discretion, reasonably exercised, and the Borrowers may (without the consent of any

Lender) amend or supplement this Agreement and the other Loan Documents to cure any ambiguity, defect or inconsistency or to make a modification of a minor, consistency or technical nature or to correct a manifest error.

14.1.3.       Payment for Consents.  No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2.       Indemnity.  EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction (or arbitrator to the extent such controversy or claim is determined by binding arbitration in accordance with Section 14.15.2) to result from the gross negligence or willful misconduct of such Indemnitee.

14.3.       Notices and Communications.

14.3.1.       Notice Address.  Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3.  Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2.       Electronic Communications; Voice Mail.  Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4.  Agent and Lenders make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3.       Non-Conforming Communications.  Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Borrower even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of a Borrower.

14.4.       Performance of Obligors’ Obligations.  Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of any Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Obligors, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Loans.  Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.       Credit Inquiries.  Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6.       Severability.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.       Cumulative Effect; Conflict of Terms.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.       Counterparts.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  Delivery of a signature page of any Loan Document by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of such agreement.

14.9.       Entire Agreement.  Time is of the essence of the Loan Documents.  The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10.     Relationship with Lenders.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled, to the extent not otherwise restricted hereunder, to protect and enforce its rights arising out of the Loan Documents.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.

14.11.     No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of

Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates.  To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12.     Confidentiality.  Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below) with the same degree of care that it uses to protect its confidential information, but in no event less than a reasonable degree of care, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) to the extent necessary in connection with the exercise of any remedies, the enforcement of any rights, or any action or proceeding relating to any Loan Documents; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of the Obligor; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors.  Notwithstanding the foregoing, Agent and Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may use Obligors’ names in advertising and other promotional materials.  For purposes of this Section, “Information” means all information received from an Obligor or Subsidiary relating to it or its business, or to the Collateral, or other than any information that is available to Agent, any Lender or Issuing Bank on a nonconfidential basis prior to disclosure by the Obligor or Subsidiary, provided that, in the case of information received from an Obligor or Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information pursuant to this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own similar confidential information.  Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary (including personally identifiable information of an Obligor’s or its Subsidiaries’ partners, directors, officers, employees, agents or customers); (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13.     Certifications Regarding Indenture.  Borrowers certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates any provision of the Indenture.  Borrowers further certify that the Commitments and Obligations constitute “Senior Indebtedness” under the Indenture.  Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Commitments and Obligations continue to constitute “Senior Indebtedness” at such time.

14.14.     GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15.     Consent to Forum; Arbitration.

14.15.1.     Forum.  EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.2.     Arbitration.  Notwithstanding any other provision of this Agreement to the contrary, if for any reason a court having jurisdiction over an action among the parties relating in any way to any Obligations or Loan Documents does not uphold the waiver of jury trail contained in Section 14.16 or in any provision of any other Loan Document, any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code).  Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section.  In the event of any inconsistency, the terms of this Section shall control.  If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.  The arbitration proceedings shall be conducted in New York.  The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter.  The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award.  The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator.  The arbitrator shall have the power to award legal fees to the extent provided by this Agreement.  Judgment upon an arbitration award may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.  No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by Real Estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence.  At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced.  None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding.  The exercise of a remedy does not waive the right of any party to resort to arbitration or reference.  At Agent’s option, foreclosure under a Mortgage may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.16.     Waivers by Obligors.  To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Obligors.  Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17.     Patriot Act Notice.  Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

SECTION 15        GUARANTY

15.1.       Guaranty; Limitation of Liability.

15.1.1.        Each Initial Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the undertaking by each Initial Guarantor under this Section 15 being, as amended from time to time, the “Initial Guaranty”) the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Obligor now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Agent or any other Secured Party in enforcing any rights under this Initial Guaranty or any other Loan Document, provided, however, that each Initial Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering this Section, as it relates to such Initial Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  Without limiting the generality of the foregoing, each Initial Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Obligor to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of any Insolvency Proceeding involving such other Obligor.

15.1.2.    Each Initial Guarantor, and by its acceptance of this Initial Guaranty, Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Initial Guaranty and the Obligations of each Initial Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Initial Guaranty and the Obligations of each Initial Guarantor hereunder.  To effectuate the foregoing intention, each Initial Guarantor, Agent and each of the other Secured Parties hereby irrevocably agree that such Guaranteed Obligations and other liabilities shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of each Initial Guarantor that are relevant under the laws referred to in the first sentence hereof, and after giving effect to any collections from, any rights to receive contributions from, or payments made by or on behalf of, any of the other Obligors in respect of the Obligations under any Loan Document, result in the Guaranteed Obligations and all other liabilities of each Initial Guarantor under this Initial Guaranty not constituting a fraudulent transfer or conveyance.

15.1.3.        Each Initial Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Initial Guaranty any other Loan Document or any other guaranty, each Initial Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

15.2.       Guaranty Absolute.  Each Initial Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Applicable Law, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto.  The Obligations of each Initial Guarantor under or in respect of this Initial Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Initial Guarantor to enforce this Initial Guaranty, irrespective of whether any action is brought against any Borrower or any other Obligor or whether any Borrower or any other Obligor is joined in any such action or actions.  The liability of each Initial Guarantor under this Initial Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Initial Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, including any increase in the amount of, all or any of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Obligor or otherwise;

(c)           any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)           any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Obligor under the Loan Documents or any other assets of any Obligor; the failure of Agent, any other Secured Party or any other person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such Collateral, property or security;

(e)           the fact that any Collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Initial Guarantor that such Initial Guarantor is not entering into this Initial Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any such Collateral;

(f)            any change, restructuring or termination of the corporate structure or existence of any Obligor or any of its Subsidiaries;

(g)           any failure of any Secured Party to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to such Secured Party (each Initial Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(h)           the failure of any other Person to execute or deliver any Loan Document or any supplement thereto or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(i)            any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety, other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations).

This Initial Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Agent or any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Obligor or otherwise, all as though such payment had not been made and each Initial Guarantor hereby unconditionally and irrevocably agrees that it will indemnify Agent and each of the other Secured Parties, upon demand, for all of the costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Agent or such other Secured Party in connection with any such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, a fraudulent transfer or a similar payment under any bankruptcy, insolvency or similar Law.

Each Initial Guarantor hereby further agrees that, as between each Initial Guarantor on the one hand, and Agent and the Secured Parties, on the other hand, (i) the Guaranteed Obligations of each Initial Guarantor may be declared to be forthwith due and payable as provided in Section 11.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.2) for purposes of Section 15.1, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of the Obligations of any of the Obligors guaranteed hereunder (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such Guaranteed Obligations being deemed to have become automatically due and payable) as provided in Section 11.2, such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Initial Guarantor for all purposes of this Initial Guaranty.

15.3.       Waivers and Acknowledgments.

15.3.1.        Each Initial Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Initial Guaranty and any requirement that Agent or any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other Person or any Collateral.

15.3.2.        Each Initial Guarantor hereby unconditionally and irrevocably waives any right to revoke this Initial Guaranty and acknowledges that this Initial Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

15.3.3.        Each Initial Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by Agent or any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of each Initial Guarantor or other rights of each Initial Guarantor to proceed against any of the other Obligors, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of each Initial Guarantor hereunder and any and all other rights, benefits, protections, and other defenses available to such Initial Guarantor now or at any time hereafter, including under California Civil Code Sections 2787 to 2855, inclusive, and California Code of Civil Procedure Sections 580a, 680b, 580d or 726, and all successor sections, whether or not constituting Applicable Law.

Any reference to California code sections shall be deemed to include any equivalent code provisions under New York law.  Without limiting the applicability of the equivalent code provisions under New York law, the foregoing references to the California Code of Civil Procedure and the California Civil Code shall apply, if, notwithstanding the provisions of Section 14.1.4, the laws of the State of California are applied to the Loan Documents; provided that the inclusion of such provisions does not affect or limit in any way the parties’ choice of New York law.

15.3.4.        Each Initial Guarantor acknowledges that Agent may, without notice to or demand upon each Initial Guarantor and without affecting the liability of each Initial Guarantor under this Initial Guaranty, foreclose under any mortgage by nonjudicial sale, and each Initial Guarantor hereby waives any defense to the recovery by Agent and the other Secured Parties against each Initial Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

15.3.5.        Each Initial Guarantor hereby unconditionally and irrevocably waives any duty on the part of Agent or any Secured Party to disclose to each Initial Guarantor any matter, fact or thing relating to the business, financial condition, operations, or performance of any other Obligor or any of its Subsidiaries now or hereafter known by Agent or such Secured Party.

15.3.6.        Each Initial Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 15.2 and this Section 15.3 are knowingly made in contemplation of such benefits.

15.4.       Subrogation.  Each Initial Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Obligor or any other insider guarantor that arise from the existence, payment, performance or enforcement of each Initial Guarantor’s Obligations under or in respect of this Initial Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any Secured Party against any Borrower, any other Obligor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Obligor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than contingent indemnification obligations) and all other amounts payable under this Initial Guaranty shall have been paid in full in cash, all Letters of Credit and all Bank Product Debt shall have expired or been terminated or Cash Collateralized and the Commitments shall have expired or been terminated.  If any amount shall be paid to each Initial Guarantor in violation of the immediately preceding sentence at any time prior to the Full Payment of the Guaranteed Obligations and all other amounts payable under this Initial Guaranty, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of each Initial Guarantor and shall forthwith be paid or delivered to Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Initial Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Initial Guaranty thereafter arising.  If any Initial Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, and Full Payment of the Guaranteed Obligations shall occur, then the Secured Parties will, at such Initial Guarantor’s request and expense, execute and deliver to such Initial Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Initial Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Initial Guarantor pursuant to this Initial Guaranty.

15.5.       Subordination.  Each Initial Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to each Initial Guarantor by each other Obligor (the “Intercompany Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 15.5:

15.5.1.        Prohibited Payments, Etc.  Except (a) during the continuance of any Event of Default under Sections 11.1(a), (j) or (k) or (b) after notice from Agent or any Lender of any other Event of Default under this Agreement, each Initial Guarantor may receive regularly scheduled payments from any other Obligor on account of the Intercompany Obligations.  During the continuance of any Event of Default under Sections 11.1(a), (j) or (k) or after notice from Agent or any Lender of any other Event of Default under this Agreement, however, each Initial Guarantor shall not demand, accept or take any action to collect any payment on account of the Intercompany Obligations unless the Required Lenders otherwise agree.

15.5.2.        Prior Payment of Guaranteed Obligations.  In any Insolvency Proceeding relating to any other Obligor, each Initial Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations, but including all interest, expenses and fees (including legal fees) accruing after the commencement of any Insolvency Proceeding, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before each Initial Guarantor receives payment of any Intercompany Obligations.

15.5.3.        Turn-Over.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Obligor), each Initial Guarantor shall, if Agent so requests, collect, enforce and receive payments on account of the Intercompany Obligations as trustee for the Secured Parties and deliver such payments to Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of each Initial Guarantor under the other provisions of this Initial Guaranty.

15.5.4.        Agent Authorization.  After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any Insolvency Proceeding relating to any other Obligor), Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Initial Guarantor, to collect and enforce, and to submit claims in respect of, Intercompany Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Initial Guarantor (A) to collect and enforce, and to submit claims in respect of, Intercompany Obligations and (B) to pay any amounts received on such obligations to Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

15.6.       Continuing Guaranty; Assignments.  This Initial Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Full Payment of the Guaranty Obligations, (b) be binding upon each Initial Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 13.3.  No Initial Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

15.7.       Limitations on Guarantors.  Notwithstanding any provision set forth herein or in any other Loan Documents to the contrary, in no event shall any Foreign Subsidiary by required to guarantee the obligations of a Borrower or any Domestic Subsidiary.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

BOISE CASCADE, L.L.C.

By:	/s/ David G. Gadda
Title:	Vice President and General Counsel
Address:	1111 West Jefferson Street, Suite 300
Boise, ID 83728

BOISE BUILDING SOLUTIONS
DISTRIBUTION, L.L.C.

By:	/s/ David G. Gadda
Title:	Vice President and General Counsel
Address:	1111 West Jefferson Street, Suite 300
Boise, ID 83728

BOISE BUILDING SOLUTIONS
MANUFACTURING, L.L.C.

By:	/s/ David G. Gadda
Title:	Vice President and General Counsel
Address:	1111 West Jefferson Street, Suite 300
Boise, ID 83728

INITIAL GUARANTORS:

BOISE BUILDING SOLUTIONS
MANUFACTURING HOLDINGS CORP.

By:	/s/ David G. Gadda
Title:	Vice President and General Counsel
Address:	1111 West Jefferson Street, Suite 300
Boise, ID 83728

BC CHILE INVESTMENT CORPORATION

By:	/s/ David G. Gadda
Title:	Vice President and General Counsel
Address:	1111 West Jefferson Street, Suite 300
Boise, ID 83728

BC BRAZIL INVESTMENT CORPORATION

By:	/s/ David G. Gadda
Title:	Vice President and General Counsel
Address:	1111 West Jefferson Street, Suite 300
Boise, ID 83728

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:	/s/ Todd R. Eggertsen
Title:	Vice President
Address:	Bank of America, N.A. 55 South Lake Avenue Pasadena, CA 91101

[LENDERS]

EXHIBIT A

to

Loan and Security Agreement

REVOLVER NOTE

February 22, 2008	$___________________	New York, New York

BOISE CASCADE, L.L.C., a Delaware limited liability company (“Boise Cascade”), BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C., a Delaware limited liability company (“Boise Distribution”), and BOISE BUILDING SOLUTIONS MANUFACTURING, L.L.C., a Delaware limited liability company (“Boise Manufacturing” and, together with Boise Cascade and Boise Distribution, collectively, “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of ____________________________ (“Lender”), the principal sum of ______________________________ DOLLARS ($___________), or such lesser amount as may be advanced by Lender as Revolver Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon.  Terms are used herein as defined in the Loan and Security Agreement dated as of February 22, 2008, among Borrowers, Boise Building Solutions Manufacturing Holdings Corp., BC Chile Investment Corporation, and BC Brazil Investment Corporation, Bank of America, N.A., as Agent,  and certain financial institutions party thereto as lenders, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement.  This Note is issued pursuant to and evidences Revolver Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers.  The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Revolver Loans and LC Obligations, and the payment thereof.  Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Note.  Each Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.  Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law.  If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement.  It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

This Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

Attest:	BOISE CASCADE, L.L.C., a Delaware limited liability
company

By
Title:
Secretary

Attest:	BOISE BUILDING SOLUTIONS DISTRIBUTION,
L.L.C., a Delaware limited liability company

By
Title:
Secretary

Attest:	BOISE BUILDING SOLUTIONS
MANUFACTURING, LLC, a Delaware limited
liability company

By

Title:
Secretary

EXHIBIT B

to

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Loan and Security Agreement dated as of February 22, 2008, as amended (“Loan Agreement”), among BOISE CASCADE, L.L.C., a Delaware limited liability company (“Boise Cascade”), BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C., a Delaware limited liability company (“Boise Distribution”), and BOISE BUILDING SOLUTIONS MANUFACTURING, L.L.C., a Delaware limited liability company (“Boise Manufacturing” and together with Boise Cascade and Boise Distribution, collectively, “Borrowers”), BOISE BUILDING SOLUTIONS MANUFACTURING HOLDINGS CORP., a Delaware corporation (“Boise Manufacturing Holdings”), BC CHILE INVESTMENT CORPORATION, a Delaware corporation (“BC Chile Investment”), and BC BRAZIL INVESTMENT CORPORATION, a Delaware corporation (“BC Brazil Investment”, and together with Boise Manufacturing Holdings and BC Chile Investment, collectively, “Guarantors”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders.  Terms are used herein as defined in the Loan Agreement.

______________________________________ (“Assignor”) and _________________________ _____________ (“Assignee”) agree as follows:

1.             Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans and $___________ of Assignor’s participations in LC Obligations, and (b) the amount of $__________ of Assignor’s Revolver Commitment (which represents ____% of the total Revolver Commitments), (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest.  This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable.  From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2.             Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $__________, the outstanding balance of its Revolver Loans and participations in LC Obligations is $__________, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents.  [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3.             Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4.             This Agreement shall be governed by the laws of the State of  New York.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5.             Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)           If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)           If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

EXHIBIT C

to

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Loan and Security Agreement dated as of February 22, 2008, as amended (“Loan Agreement”), among BOISE CASCADE, L.L.C., a Delaware limited liability company (“Boise Cascade”), BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C., a Delaware limited liability company (“Boise Distribution”), and BOISE BUILDING SOLUTIONS MANUFACTURING, L.L.C., a Delaware limited liability company (“Boise Manufacturing”, and together with Boise Cascade and Boise Distribution, collectively, “Borrowers”), BOISE BUILDING SOLUTIONS MANUFACTURING HOLDINGS CORP., a Delaware corporation (“Boise Manufacturing Holdings”), BC CHILE INVESTMENT CORPORATION, a Delaware corporation (“BC Chile Investment”), and BC BRAZIL INVESTMENT CORPORATION, a Delaware corporation (“BC Brazil Investment”, and together with Boise Manufacturing Holdings and BC Chile Investment, collectively, “Guarantors”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment Agreement”), between __________________ (“Assignor”) and ____________________ (“Assignee”).  Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $________ of Assignor’s outstanding Revolver Loans and $___________ of Assignor’s participations in LC Obligations, and (b) the amount of $__________ of Assignor’s Revolver Commitment (which represents ____% of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest.  This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable.  Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $_________, and Assignee’s Revolver Commitment to be increased by $_________.

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement.  Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

C-1

IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By
Title:

* No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A.,

as Agent

By
Title:

C-2

SCHEDULE 1.1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment
Bank of America, N.A.	$350,000,000
Total	$350,000,000

Schedule 1.2: EBITDA, Capital Expenditures, Fixed Charges

(all amounts in $ millions)

Month	EBITDA	Capital Expenditures	Fixed Charges
February 2007	2.3	5.0	0.4
March 2007	11.5	4.1	0.4
April 2007	10	1.8	11.6
May 2007	16.2	2.5	0.4
June 2007	15.4	1.9	0.3
July 2007	11.3	3.1	2.6
August 2007	12.3	3.3	0.3
September 2007	6.7	2.9	0.2
October 2007	6.3	4.7	11.5
November 2007	2.1	3.6	0.2
December 2007	(2.6)	5.8	0.2
January 2008	(6.2)	4.2	2.6